SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14 (a) of the
Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant                                                       [ x ]
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Check the appropriate box:
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[ x ] Definitive Proxy Statement
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[   ]  Soliciting Material under Section 240.14a-12

Peoples Bancorp Inc.
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(Name of Registrant as Specified in its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Peoples Bancorp Inc. • 138 Putnam Street • P.O. Box 738
Marietta, OH  45750-0738
Telephone: (740) 374-6136
www.peoplesbancorp.com

March 14, 2008

Dear Fellow Shareholders:

Enclosed you will find the following items pertaining to the Annual Meeting of Peoples Bancorp Inc.’s Shareholders to be held at 10:00 a.m. on Thursday, April 10, 2008 at the Holiday Inn in Marietta, Ohio:

•	Notice of Annual Meeting of Shareholders.
•	Peoples Bancorp Inc.’s 2007 Annual Report to Shareholders, which includes the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2007.
•	Proxy Card.
•	Return Envelope.

The proxy card solicits your vote on the election of four directors. It is important that your proxy card be signed, dated, and returned promptly in the enclosed envelope.

I hope that you will consider attending our annual meeting.  We continue to be active in our pursuit of enhanced shareholder value.  On behalf of our directors and staff, thank you for your continued support.

                      Sincerely,

                                                                            Mark F. Bradley
                                           President and Chief Executive Officer

Peoples Bancorp Inc. • 138 Putnam Street • P.O. Box 738
Marietta, OH  45750-0738
Telephone: (740) 374-6136
www.peoplesbancorp.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PEOPLES BANCORP INC.
Marietta, Ohio
March 14, 2008

Dear Fellow Shareholders:

TheAnnual Meeting of Shareholders (the “Annual Meeting”) of Peoples Bancorp Inc. (“Peoples”) will be held at 10:00 a.m., Eastern Daylight Savings Time, on Thursday, April 10, 2008, in the Ball Room of the Holiday Inn, 701 Pike Street in Marietta, Ohio (Interstate 77, Ohio exit 1), for the following purposes:

1.	To elect the following directors for terms of three years each:

                Nominee                                                                                   Term Expires In
                Mark F. Bradley        (for re-election)                                    2011
                Frank L. Christy        (for re-election)                                    2011
                Theodore P. Sauber                 (for re-election)                                    2011
                Joseph H. Wesel                      (for re-election)                                    2011

2.	To transact any other business which properly comes before the Annual Meeting or any adjournment thereof.

If you were a shareholder of record at the close of business on February 11, 2008, you will be entitled to vote in person or by proxy at the Annual Meeting.

You are cordially invited to attend the Annual Meeting.  Your vote is important, regardless of the number of common shares you own.  Whether or not you plan to attend the Annual Meeting in person, please complete, sign, date and return your proxy card in the enclosed envelope at your earliest convenience.

Peoples’ 2007 Annual Report to Shareholders, which includes the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2007, accompanies this notice and proxy statement.

                        By Order of the Board of Directors,

                        Rhonda L. Mears
                        Corporate Secretary

PEOPLES BANCORP INC.
PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLERS
To Be Held April 10, 2008

i

ii

PEOPLES BANCORP INC.
138 Putnam Street
P.O. Box 738
Marietta, Ohio 45750-0738
(740) 374-6136
www.peoplesbancorp.com

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 10, 2008

GENERAL INFORMATION

We are sending you this proxy statement and the accompanying proxy card because the Board of Directors of Peoples Bancorp Inc. (“Peoples”) is soliciting your proxy to vote at the Annual Meeting of Shareholders, to be held on Thursday, April 10, 2008, at 10:00 a.m., Eastern Daylight Savings Time (the “Annual Meeting”), or at any adjournment thereof.  The Annual Meeting will be held in the Ball Room of the Holiday Inn, 701 Pike Streetin Marietta, Ohio(Interstate 77, Ohioexit 1).  This proxy statement summarizes the information that you will need in order to vote.

Peoples has three wholly-owned subsidiaries, Peoples Bank, National Association (“Peoples Bank”), Peoples Investment Company and PEBO Capital Trust I.  Peoples Bank also owns an insurance agency subsidiary, Peoples Insurance Agency, Inc., and two asset management subsidiaries, PBNA, L.L.C. and Peoples Loan Services, Inc.  Peoples Investment Company also owns a capital management subsidiary, Peoples Capital Corporation.  In 2003, Peoples established Peoples Bancorp Foundation, Inc., as an independent charitable foundation to provide financial assistance and grants to local organizations within Peoples’ market area.

Mailing

We mailed this proxy statement and the accompanying proxy card on or about March 14, 2008 to all shareholders entitled to vote their common shares at the Annual Meeting.  We also sent with this proxy statement, Peoples’ 2007 Annual Report to Shareholders, which includes the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2007 (the “2007 Annual Report”).  Additional copies of the 2007 Annual Report may be obtained, without charge, upon written request to:  Rhonda L. Mears, Corporate Secretary, 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738.  Peoples’ Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2007 is posted in the “Company Information SEC Filings Updated” section of the “Investors Relations” page of Peoples’ website at www.peoplesbancorp.comand is also on file with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at www.sec.gov.

SHAREHOLDER PROPOSALS
FOR 2009 ANNUAL MEETING

Proposals by shareholders intended to be presented at the 2009 Annual Meeting of Shareholders (the “2009 Annual Meeting”) must be received by the Corporate Secretary of Peoples no later than November 14, 2008 to be eligible for inclusionin Peoples’ proxy materials relating to the 2009 Annual Meeting.  Peoples will not be required to include in its proxy materials a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC rules.

The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board of Directors.  If a shareholder intends to present a proposal at the 2009 Annual Meeting without inclusion of that proposal in Peoples’ proxy materials, and does not notify the Corporate Secretary of Peoples of the proposal by January 28, 2009, the proxies solicited by the Board of Directors for use at the 2009 Annual Meeting will confer discretionary authority to vote on the proposal should it then be raised at the 2009 Annual Meeting.

In each case, written notice must be given to Peoples’ Corporate Secretary, at the following address:  Peoples Bancorp Inc., 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738.

Shareholders desiring to nominate candidates for election as directors at the 2009 Annual Meeting must follow the procedures described in “NOMINATING PROCEDURES.”

VOTING INFORMATION

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on February 11, 2008 are entitled to receive notice of and to vote at the Annual Meeting.  At the close of businesson February 11, 2008, there were 10,382,530 common shares outstanding and entitled to vote.  Each common share entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting.  There is no cumulative voting with respect to the election of directors.

How do I vote?

Whether or not you plan to attend the Annual Meeting, we urge you to vote in advance by proxy.  To do so, you may complete, sign and date the accompanying proxy card and return it in the envelope provided.

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive.  If your common shares are held in the name of your broker/dealer, your financial institution or another record holder (i.e., held in “street name”), you must bring an account statement or letter from that broker/dealer, financial institution or other holder of record authorizing you to vote on behalf of such record holder.  The account statement or letter must show that you were the direct or indirect beneficial owner of the common shares (i.e., you retained the right to make voting and/or investment decisions with respect to the common shares) on February 11, 2008, the record date for voting at the Annual Meeting.

How will my common shares be voted?

Those common shares represented by properly executed proxy cards that are received prior to the Annual Meeting and not subsequently revoked will be voted in accordance with your instructions by your “proxies” (the individuals named on your proxy card).  If you submit a valid proxy card prior to the Annual Meeting but do not complete the voting instructions on the proxy card, the persons named as proxies will vote your common shares as recommended by the Board of Directors, as follows: “FOR” the election as directors of the nominees listed on page 8 under “PROPOSAL NUMBER 1:  ELECTION OF DIRECTORS.”

If any other matters are properly presented for voting at the Annual Meeting, the persons named as proxies on the accompanying proxy card will vote on those matters, to the extent permitted by applicable law, in accordance with their best judgment.

May I revoke my proxy?

Yes.  You may change your mind after you send in your proxy card by complying with any one of the following three procedures.  To revoke your proxy:

•	Send in another signed proxy card with a later date, which must be received by Peoples prior to the Annual Meeting;

•	Send written notice revoking your proxy to the Corporate Secretary of Peoples at 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738, which must be received prior to the Annual Meeting; or

•
Attend the Annual Meeting and revoke your proxy in person if your common shares are held in your name.  If your common shares are held in the name of your broker/dealer, your financial institution or another holder of record and you wish to revoke your proxy in person, you must bring an account statement or letter from the broker/dealer, financial institution or other holder of record indicating that you were the direct or indirect beneficial owner of the common shares on February 11, 2008, the record date for voting at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke your proxy.

What is the quorum requirement for the Annual Meeting?

Under Peoples’ Code of Regulations, a quorum is a majority of the holders of common shares outstanding and entitled to vote.  Common shares may be present in person or represented by proxy at the Annual Meeting.  Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum.  Generally, broker non-votes occur when common shares held by a broker/dealer for a beneficial owner are not voted with respect to a particular proposal because the broker/dealer has not received voting instructions from the beneficial owner and the broker/dealer lacks discretionary voting power to vote such common shares.  Broker/dealers have discretionary authority to vote their clients’ common shares on “routine” proposals, such as the uncontested election of directors, even if they do not receive voting instructions from their clients.  They cannot, however, vote their clients’ common shares on other “non-routine” matters without instructions from their clients.

What if my common shares are held in “street name”?

If you hold your common shares in “street name” with a broker/dealer, financial institution or other holder of record, you should review the information provided to you by such record holder.  This information will set forth the procedures you need to follow in instructing the record holder how to vote your “street name” common shares and how to revoke previously given instructions.  If you hold your common shares in “street name,” you may be eligible to appoint your proxy electronically via the Internet or telephone and may incur costs associated with the electronic access or telephone usage.

What if my common shares are held through the Peoples Bancorp Inc. Retirement Savings Plan?

If you participate in the Peoples Bancorp Inc. Retirement Savings Plan (the “Retirement Savings Plan”), you will be entitled to instruct the trustee of the Retirement Savings Plan how to vote common shares that have been allocated to your account.  If you are such a participant, you will receive a separate proxy card for common shares allocated to your account in the Retirement Savings Plan.  If you do not provide voting instructions to the trustee of the Retirement Savings Plan, the trustee will not vote the common shares allocated to your account.

Who pays the cost of proxy solicitation?

Peoples will pay the costs of soliciting proxies on behalf of the Board of Directors other than the Internet access and telephone usage charges if a proxy is appointed electronically or telephonically through a broker/dealer, financial institution or other holder of record.  Although we are soliciting proxies by mailing these proxy materials, directors, officers and employees of Peoples and its subsidiaries also may solicit proxies by further mailings, telephone, electronic, facsimile or personal contact without receiving any additional compensation for such solicitations.  Peoples will also reimburse its transfer agent, broker/dealers, voting trustees, financial institutions and other custodians, nominees and fiduciaries for their costs in forwarding the proxy materials to the beneficial shareholders.

What vote is required to approve the proposal presented at the Annual Meeting?

Under Ohiolaw and Peoples’ Code of Regulations, the four nominees for election as directors in the class whose terms will expire in 2011 receiving the greatest number of votes “FOR” their election will be elected as directors.  Common shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted in determining whether a nominee has received sufficient votes to be elected.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 11, 2008 (exceptas otherwise noted), certain information concerning the beneficial ownershipof commonshares by the only entities known by Peoples to be the beneficial owner of more than 5% of Peoples’ outstanding common shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Peoples Bank – Trustee 138 Putnam Street P.O. Box 738 Marietta, OH 45750-0738	1,033,648 (2)	9.96%

Franklin Resources, Inc. Charles B. Johnson Rupert H. Johnson, Jr. Franklin Advisory Services, LLC One Franklin Parkway San Mateo, CA 94403-1906	976,047 (3)	9.40%

Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	804,257 (4)	7.75%

(1)	The “Percent of Class” computation is based on 10,382,530 common shares outstanding and entitled to vote on February 11, 2008.

(2)
Includes Peoples Bank’s beneficial ownership through Peoples Financial Advisors, a division of Peoples Bank, in the following manner:  141,851 common shares with shared investment and sole voting power; 696,173 common shares with shared investment and shared voting power; 185,086 common shares with sole voting and sole investment power; and 10,538 common shares with sole investment and shared voting power.  The officers and directors of Peoples Bank and Peoples disclaim beneficial ownership of the common shares beneficially owned by Peoples Bank through Peoples Financial Advisors.

(3)
Based on information contained in a Schedule 13G amendment, dated January 24, 2008, filed with the SEC on February 4, 2008 on behalf of Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisory Services, LLC to report their beneficial ownership of common shares of Peoples as of December 31, 2007.  These common shares are reported to be beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc., including Franklin Advisory Services, LLC and Franklin Templeton Portfolio Advisors, Inc., which are investment adviser subsidiaries of Franklin Resources, Inc.  The investment management contracts generally grant to the respective investment adviser subsidiary all voting and/or investment power over the common shares owned by the advisory clients.  However, the Schedule 13G amendment reports that, to the extent that the underlying client under a managed account investment management arrangement advised by Franklin Templeton Portfolio Advisors, Inc. has retained voting power over any common shares, Franklin Templeton Portfolio Advisors, Inc. disclaims any power to vote or direct the vote of such common shares.  The Schedule 13G amendment reports that Franklin Advisory Services, LLC had sole voting power as to 962,047 common shares and sole investment power as to 974,847 common shares and that Franklin Templeton Portfolio Advisors, Inc. had sole voting (except as previously noted) and sole investment power as to 1,200 common shares.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Charles B. Johnson and Rupert H. Johnson, Jr. are reported to be the principal stockholders of Franklin Resources, Inc., and together with Franklin Resources, Inc., each may be deemed to be, for purposes of Rule 13d-3 under the Exchange Act, the beneficial owner of the common shares held by persons and entities advised by the investment adviser subsidiaries of Franklin Resources, Inc.  However, each of Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., Franklin Advisory Services, LLC and Franklin Templeton Portfolio Advisors, Inc. expressly disclaimed any pecuniary interest (direct financial interest) or beneficial ownership in any of the common shares covered by the Schedule 13G amendment and they believe they are not a “group” within the meaning of Rule 13d-5 under the Exchange Act.

(4)
Based on information contained in a Schedule 13G amendment, dated February 6, 2008, filed with the SEC on February 6, 2008 on behalf of Dimensional Fund Advisors LP to report its beneficial ownership of common shares of Peoples as of December 31, 2007.  The Schedule 13G amendment reported that Dimensional Fund Advisors LP had sole voting and investment power as to 804,257 common shares, all of which were held in portfolios of four registered investment companies to which Dimensional Fund Advisors LP furnishes investment advice and of certain other commingled group trusts and separate accounts for which Dimensional Fund Advisors LP serves as investment manager.  The common shares reported were owned by the investment companies, trusts and accounts.  Dimensional Fund Advisors LP disclaimed beneficial ownership of the reported common shares.

The following table sets forth, as of February 11, 2008, certain information with respect to the common shares beneficially owned by each current director of Peoples (including each nominee for re-election as a director of Peoples), by each individual named in the Summary Compensation Table and by all current executive officers and directors of Peoples as a group:

	Amount and Nature of Beneficial Ownership (1)

Name of Beneficial Owner	Common Shares Presently Held		Common Shares Which Can Be Acquired Upon Exercise of Options Currently Exercisable or Options First BecomingExercisable Within 60 Days	Total	Percent of Class (2)

Carl L. Baker, Jr.	81,337	(3)	7,984	89,321	(4)
Mark F. Bradley (5)	8,054	(6)	23,389	31,443	(4)
George W. Broughton	177,861	(7)	4,665	182,526	1.76%
Frank L. Christy	85,397	(8)	7,298	92,695	(4)
Wilford D. Dimit	53,155	(9)	10,116	63,271	(4)
Richard Ferguson	403	(10)	2,355	2,758	(4)
Larry E. Holdren (5)	22,828	(11)	23,785	46,613	(4)
Donald J. Landers (5)	180		0	180	(4)
David L. Mead	2,300	(12)	600	2,900	(4)
Robert W. Price	14,916	(13)	5,820	20,736	(4)
Theodore P. Sauber	129,888	(14)	2,355	132,243	1.27%
Carol A. Schneeberger (5)	23,181	(15)	17,451	40,632	(4)
Paul T. Theisen	23,925	(16)	9,280	33,205	(4)
David T. Wesel (5)	4,901	(17)	2,425	7,326	(4)
Joseph H. Wesel	40,126	(18)	7,550	47,676	(4)
Thomas J. Wolf	20,300	(19)	3,510	23,810	(4)
Joseph S. Yazombek (5)	41,251	(20)	24,268	65,519	(4)
All current directors and executive officers as a group (numbering 16)	708,995	(21)	129,066	838,061	7.97%

(1)
Unless otherwise indicated in the footnotes to this table, the beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table.  All fractional common shares have been rounded down to the whole common share.  The mailing address of each of the current executive officers and directors of Peoples is 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738.

(2)
The “Percent of Class” computation is based on the sum of (i) 10,382,530 common shares outstanding and entitled to vote on February 11, 2008 and (ii) the number of common shares, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after February 11, 2008.

(3)
Includes 5,777 common shares held in an investment account by Carl L. Baker, Jr., as to which Mr. Baker exercises sole voting and investment power. Includes 8,352 common shares held by B & N Coal, Inc., as to which Mr. Baker exercises shared voting and investment power.  Also includes (i) 8,943 common shares held by Mr. Baker as Trustee of the Gilbert Baker Trust, as to which Mr. Baker exercises sole voting and investment power, (ii) 44,924 common shares held by Mr. Baker as Trustee of the Jewell Baker Trust, as to which Mr. Baker exercises sole voting and investment power, and (iii) 2,000 common shares held by Mr. Baker as Trustee of Baker Investments LLC, as to which Mr. Baker exercises sole voting and investment power. Does not include 265 common shares accrued to Mr. Baker’s account under the Peoples Bancorp Inc. Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries (the “Deferred Compensation Plan for Directors”), as to which Mr. Baker has no voting or investment power.

(4)	Reflects beneficial ownership of less than 1% of the outstanding common shares.

(5)
Executive officer of Peoples during the fiscal year ended December 31, 2007 (the “2007 fiscal year”) and named in the Summary Compensation Table.  Mark F. Bradley also serves as a director of Peoples.  Effective April 9, 2007, Donald J. Landers resigned as Chief Financial Officer and Treasurer of Peoples.

(6)
Does not include 1,502 common shares accrued to Mark F. Bradley’s account under the Deferred Compensation Plan for Directors, as to which Mr. Bradley has no voting or investment power.  Includes 5,756 common shares allocated to the account of Mr. Bradley in the Retirement Savings Plan, as to which Mr. Bradley has the power to direct the voting and investment.

(7)
Includes 5,054 common shares held by George W. Broughton as custodian for his children, as to which Mr. Broughton has sole voting and investment power.  Includes 558 common shares held by Broughton Commercial Properties, LLC, as to which Mr. Broughton exercises sole voting and investment power.  Includes 16,287 common shares held by Mr. Broughton as Trustee of the George W. Broughton and Nancy R. Broughton Retained Annuity Trust, as to which Mr. Broughton has shared voting and investment power.  Includes 13,374 common shares held in an IRA account by Peoples Bank as custodian, as to which Mr. Broughton exercises sole voting and investment power.  Does not include 16,333 common shares held of record and beneficially owned by Mr. Broughton’s wife, as to which Mr. Broughton has no voting or investment power and disclaims beneficial ownership.  Does not include 1,313 common shares accrued to Mr. Broughton’s account under the Deferred Compensation Plan for Directors, as to which Mr. Broughton has no voting or investment power.  As of February 11, 2008, 558 common shares held by Broughton Commercial Properties, LLC and 21,802 common shares held by Mr. Broughton had been pledged as security.

(8)
Includes 70,115 common shares held in the Riverbank Restaurants Inc. Agency Account at Peoples Bank, as to which Frank L. Christy exercises shared voting and investment power with Peoples Bank.  Also includes 979 common shares held in an investment account by Mr. Christy, as to which Mr. Christy exercises sole voting and investment power.  Also includes 14,003 common shares held by Mr. Christy as Co-Trustee of the F. Leonard Christy Trust, as to which Mr. Christy exercises shared voting and investment power.

(9)
Includes 21,907 common shares held in the Wilford D. Dimit Trust Investment Account at Peoples Bank, as to which Mr. Dimit exercises shared voting and investment power with Peoples Bank.  Also includes 31,248 common shares held in the Marjorie E. Dimit Trust Investment Account at Peoples Bank, as to which Wilford D. Dimit exercises shared voting and investment power with Peoples Bank.  Does not include 22,519 common shares accrued to Mr. Dimit’s account under the Deferred Compensation Plan for Directors, as to which Mr. Dimit has no voting or investment power.

(10)
Includes 103 common shares allocated to the account of Richard Ferguson in the Ferguson Consulting, LLC retirement savings plan, as to which Mr. Ferguson has the power to direct the voting and investment.  Does not include 3,071 common shares accrued to Mr. Ferguson’s account under the Deferred Compensation Plan for Directors, as to which Mr. Ferguson has no voting or investment power.

(11)
Includes 8,918 common shares held jointly by Larry E. Holdren with his wife, as to which Mr. Holdren exercises shared voting and investment power.  Includes 13,688 common shares allocated to the account of Mr. Holdren in the Retirement Savings Plan, as to which Mr. Holdren has the power to direct the voting and investment.

(12)
Includes 2,000 common shares held in an investment account by David L. Mead, as to which Mr. Mead exercises sole voting and investment power. Does not include 1,310 common shares accrued to Mr. Mead’s account under the Deferred Compensation Plan for Directors, as to which Mr. Mead has no voting or investment power.

(13)
Includes 11,158 common shares held in the Robert W. Price Investment Account, as to which Mr. Price exercises sole investment and voting power.  Does not include 4,969 common shares accrued to Mr. Price’s account under the Deferred Compensation Plan for Directors, as to which Mr. Price has no voting or investment power.

(14)
Includes 56,173 common shares held in the Carol J. Sauber Trust Account at Peoples Bank, as to which Theodore P. Sauber exercises shared investment and voting power with Peoples Bank.  Includes 65,594 common shares held in the Theodore P. Sauber Trust Account at Peoples Bank, as to which Mr. Sauber exercises shared investment and voting power with Peoples Bank. Includes 8,121 common shares held in an IRA account by Peoples Bank as custodian, as to which Mr. Sauber exercises shared investment and voting power with Peoples Bank.

(15)
Includes 7,593 common shares held jointly by Carol A. Schneeberger with her husband, as to which Ms. Schneeberger exercises shared voting and investment power. Includes 11,320 common shares allocated to the account of Ms. Schneeberger in the Retirement Savings Plan, as to which Ms. Schneeberger has the power to direct the voting and investment.

(16)	Does not include 5,940 common shares accrued to Paul T. Theisen’s account under the Deferred Compensation Plan for Directors, as to which Mr. Theisen has no voting or investment power.

(17)	Includes 1,840 common shares held by David T. Wesel as custodian for his children.

(18)
Does not include 14,879 common shares held in the Luada Wesel Estate Plan Trust Investment Account at Peoples Bank, as to which: (i) Joseph H. Wesel has no voting or investment power and disclaims beneficial ownership and (ii) Peoples Bank shares voting and investment power with Luada Wesel.  Does not include 8,107 common shares accrued to Mr. Wesel’s account under the Deferred Compensation Plan for Directors, as to which Mr. Wesel has no voting or investment power.  Does not include 21,986 common shares in the Joseph and Lu Wesel Grandchildren’s Trust, as to which Peoples Bank has sole investment and voting power.

(19)	As of February 11, 2008, 20,000 common shares held by Mr. Wolf had been pledged as security.

(20)
Includes 26,269 common shares held jointly by Joseph S. Yazombek and with his wife, as to which Mr. Yazombek exercises shared voting and investment power.  Includes 14,564 common shares allocated to the account of Mr. Yazombek in the Retirement Savings Plan, as to which Mr. Yazombek has the power to direct the voting and investment.

(21)
Includes common shares held jointly by current directors and executive officers with other persons, as well as 31,640 common shares allocated to the accounts of all current executive officers of Peoples in the Retirement Savings Plan.  See notes (3), (6) through (10) and (12) though (20) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Peoples’ directors, executive officers and greater-than-10% beneficial owners file reports with the SEC reporting their initial beneficial ownership of common shares and any subsequent changes in their beneficial ownership.  Specific due dates for filing the reports required by Section 16(a) of the Exchange Act have been established by the SEC, and Peoples is required to disclose in this proxy statement any late reports.  To Peoples’ knowledge, based solely on a review of reports furnished to Peoples and written representations that no other reports were required, during the 2007 fiscal year, all Section 16(a) filing requirements applicable to Peoples’ executive officers, directors and greater-than-10% beneficial owners were complied with, except:

•
Frank L. Christy filed late one Form 4 reporting the disposition of common shares, occurring in four separate transactions, by Mr. Christy as Co-Trustee of the Helen G. Christy Trust and the F. Leonard Christy Trust (which occurred from January 9, 2007 to January 10, 2007) all of which were reported on February 26, 2007.

•	Wilford D. Dimit reported late in his Form 5 for the 2007 fiscal year the private purchase of common shares (which occurred on August 7, 2007, and was reported on February 14, 2008).

•	Robert W. Price reported late in his Form 5 for the 2007 fiscal year the private purchase of common shares (which occurred on November 21, 2007, and was reported on February 14, 2008).

TRANSACTIONS WITH RELATED PERSONS

During the 2007 fiscal year, Peoples Bank entered into lending relationships with certain executive officers and directors of Peoples, with members of their immediate families and with corporations or organizations as to which directors of Peoples serve as executive officers or beneficially own more than 10% of the equity securities.  All such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Peoples or Peoples Bank, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features to Peoples or Peoples Bank.

The above loans were subject to Peoples Bank’s written policies, procedures and standard underwriting criteria applicable to loans generally, and were made in accordance with Federal Reserve Regulation O requiring prior approval of the Board of Directors of Peoples Bank.

Effective January 1, 2006, David T. Wesel, son of Joseph H. Wesel, director and Chairman of the Board of Peoples, assumed the positions of Executive Vice President of Peoples and of Peoples Bank, as well as President of Peoples Financial Advisors, a division of Peoples Bank.  Prior to that time, David T. Wesel had served as Vice President of Peoples Bank and Sales Manager of Peoples Financial Advisors, but was not an executive officer of either Peoples or Peoples Bank.  David T. Wesel’s compensation for the 2007 fiscal year is reported in “EXECUTIVE COMPENSATION.”  Joseph H. Wesel does not serve as a member of Peoples’ Compensation Committee and was not involved in setting the compensation for David T. Wesel.

The Audit Committee is responsible, under the terms of its charter, for reviewing and overseeing procedures designed to identify related person transactions that are material to Peoples’ consolidated financial statements or otherwise require disclosure under applicable rules adopted by the SEC, including those transactions required to be disclosed under Item 404 of SEC Regulation S-K.  All such transactions must be approved by the Audit Committee. Further, under the terms of its charter, the Audit Committee is responsible for reviewing and overseeing all actions and transactions which involve the personal interest of a director or executive officer of Peoples and determining in advance whether any such action or transaction represents a potential conflict of interest.

PROPOSAL NUMBER 1:
ELECTION OF DIRECTORS

As of the date of this proxy statement, there were 12 members of the Board of Directors – four directors in the class whose terms expire at the Annual Meeting, four in the class whose terms expire in 2009 and four in the class whose terms expire in 2010.

The Board of Directors proposes that each of the four nominees identified below be re-elected for a new three-year term and until his successor is duly elected and qualified or until his earlier resignation, removal from office or death. The Governance and Nominating Committee recommended each nominee for re-election. The four nominees for election as directors in the class whose terms expire in 2011 receiving the greatest number of votes will be elected.  Common shares represented by properly executed and returnedproxy cards will be voted as specified or, if no instructions are given, “FOR”the election of the Board of Directors’ nominees.

The following table gives certaininformation, as of the date of this proxy statement, concerning each nominee for re-election as a director of Peoples.  Unless otherwise indicated, each individual has had the same principal occupation for more than five years.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES LISTED BELOW.

Nominee	Age	Position(s) Held with Peoples and Its Principal Subsidiaries and Principal Occupation(s)	Director Continuously Since	Nominee For Term Expiring In

Mark F. Bradley	38
Chief Executive Officer since May 2005, President since June 2004, Chief Operating Officer from July 2003 to May 2005, a Director since February 2003, Executive Vice President and Chief Integration Officer from February 2001 to July 2003, and Controller from 1997 to 2001, of Peoples. Chief Executive Officer since May 2005, President since 2002, Chief Operating Officer from 2002 to May 2005, and Controller from 1997 to 2001, of Peoples Bank. Chairman, President and a Director of Peoples Bancorp Foundation, Inc. since December 2003. President since January 2006 and a Director since January 2004 of Peoples Insurance Agency, Inc. (1)
			2003	2011

Frank L. Christy	60	President of Christy & Associates, Inc., a business development company located in Marietta, Ohio. Chairman of Caron Products and Services, Inc., a manufacturer and distributor of chillers and incubators for scientific work, located in Marietta, Ohio. Chairman of Rossi Pasta Ltd., a manufacturer and distributor of gourmet pasta and sauce, located in Marietta, Ohio.	1999	2011

Theodore P. Sauber	74	Vice President of T.C.K.S., Inc., a holding company for McDonald’s restaurants in Ohio and West Virginia. A member of the Ohio University Trustees Academy. A member of Service Corps of Retired Executives (SCORE) of Athens (Ohio). A Director of Peoples Bancorp Foundation, Inc. since December 2003. Retired Trustee of Rio Grande University. (1)	2004	2011

Joseph H. Wesel	78	President of W.D.A., Inc., a real estate holding company, located in Marietta, Ohio. Chairman and Chief Executive Officer of Marietta Automotive Warehouse, Inc., an automotive parts wholesaler, located in Marietta, Ohio, from 1978 until December 2007. Chairman of the Board from 1991 until July 2003 and since June 2005, Leadership Director from July 2003 to December 2005 and Vice Chairman of the Board from July 2003 to June 2005, of Peoples. (1)	1980	2011

(1)	Also a director of Peoples Bank.

While it is contemplated that all nominees will stand for re-election, if one or more nominees at the time of the Annual Meeting should be unavailable or unable to serve as a candidate for re-election as a director, the individuals designated as proxies on the proxy card will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board of Directors following recommendation by the Governance and Nominating Committee.  The Board of Directors knows of no reason why any of the nominees named above would be unavailable or unable to serve if elected to the Board.

The following table gives certain information, as of the date of this proxy statement, concerning the current directors at Peoples who will continue to serve after the Annual Meeting.  Unless otherwise indicated, each individual has had the same principal occupation for more than five years.

Name	Age	Position(s) Held with Peoples and Its Principal Subsidiaries and Principal Occupation(s)	Director Continuously Since	Term Expiring In

Carl L. Baker, Jr.	45	President and Chief Executive Officer, B & N Coal, Inc., a mining, reclamation and construction concern, located in southeastern Ohio. Co-Owner of Sharon Stone Company, a limestone and slag producer, located in Noble and Washington Counties, Ohio. Owner of Dexter Hardwoods, Inc., a hardwood sawmill, located in Noble County, Ohio. Partner in Belpre Sand & Gravel Company, a sand and gravel operation, located in Little Hocking, Washington County, Ohio,	2000	2009

George W. Broughton	50
Owner and President of GWB Specialty Foods, LLC, an ice cream, frozen food, and coffee service distributor. Owner and President of Broughton Commercial Properties, LLC, a commercial properties rental company. Chairman of Broughton Foundation, a nonprofit charitable foundation, and Broughton Park, a park facility owned by the Broughton Foundation and made available to the public. President and Controller of George Broughton Family LLP, an asset management company. Owner and President of GWB Oil & Gas LLC, an independent oil and gas producing company. All of these entities are based in Marietta, Ohio. A Director of Peoples Bancorp Foundation, Inc. since December 2003.  (1)
			1994	2009

Wilford D. Dimit	73	Former President of First Settlement, Inc., a Marietta, Ohio corporation operating a retail clothing store for men and women, a family shoes store, a cosmetic studio, a public alteration shop and a restaurant. In March 2005, the businesses were sold or closed and Mr. Dimit retired. (1)	1993	2009

Richard Ferguson	61	Owner of Ferguson Consulting, LLC, a Columbus, Ohio based professional practice that focuses on business valuations and forensic accounting services. Certified Public Accountant since 1976 and Certified Valuation Analyst since 1996.	2004	2009

David L. Mead	52	Vice President for Business Affairs, Otterbein College, located in Westerville, Ohio, since September 2006. Associate Professor of Finance, Marietta College, located in Marietta, Ohio, from August 2004 to September 2006. Chief Financial Officer and Treasurer of First Place Financial Corp, headquartered in Warren, Ohio, from December 2002 to June 2004. Treasurer of First Place Bank from May 2002 to December 2002. (1)	2006	2010

Name	Age	Position(s) Held with Peoples and Its Principal Subsidiaries and Principal Occupation(s)	Director Continuously Since	Term Expiring In

Robert W. Price	44	Private Investor. From 2002 until February 6, 2008, General Manager, Findley, Ohio District, Shelly Materials, Inc., a division of The Shelly Company. The Shelly Company is an asphalt and construction materials company headquartered in Thornville, Ohio, and a wholly-owned subsidiary of Oldcastle Materials Group, a division of CRH, plc. Formerly President of Smith Concrete, a concrete company located in Marietta, Ohio, and related companies.	2000	2010

Paul T. Theisen	77	Attorney-At-Law. Currently active as a mediator and arbitrator. For more than 40 years, was a litigator with TheisenBrock, A Legal Professional Association (“TheisenBrock”), located in Marietta, Ohio, and has been Of Counsel to, and an independent contractor with, that firm since 1998. Vice Chairman of the Board since June 2005, and Leadership Director since December 2005, of Peoples. (1)	1980	2010

Thomas J. Wolf	61	President of seven holding companies for 13 McDonald’s restaurants in Kentucky and West Virginia. Chairman of the Board for Fifth Avenue Broadcasting Co., Inc., a holding company for four radio stations in Huntington, WV. Board member of Our Lady of Bellefonte Hospital in Ashland, Kentucky, since 2002 and the Ronald McDonald House in Huntington, West Virginia, since 1998.	2004	2010

(1)	Also a director of Peoples Bank.

Other than the father-son relationship between Joseph H. Wesel, a director of Peoples, and David T. Wesel, an executive officer of Peoples, there are no family relationships among any of the directors, nominees for election as directors and executive officers of Peoples.

Please see “EXECUTIVE OFFICERS OF THE REGISTRANT”beginning on page 19 in Part I of Peoples’ Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2007 for information regarding Peoples’ executive officers.

THE BOARD OF DIRECTORS AND
COMMITTEES OF THE BOARD

Independence of Directors

The rules of the NASDAQ Global Select Market (the “NASDAQ Rules”) require that a majority of Peoples’ Board of Directors be independent directors.  The definition of an independent director for purposes of the NASDAQ Rules includes a series of objective criteria, which Peoples’ Board of Directors has used in determining whether its members are independent.

In addition to considering the objective criteria, as required by the NASDAQ Rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out the responsibilities of a director.  In making these independence determinations, the Board of Directors has reviewed, considered and discussed each director’s business and personal relationships, both direct and indirect, with Peoples and its subsidiaries and the compensation and other payments each director and such director’s immediate family members have, both directly and indirectly, received from or made to Peoples and its subsidiaries and presently expect to receive from or make to Peoples and its subsidiaries.  Based on that review, consideration and discussion, the Board of Directors has determined that at least a majority of its members qualify as independent directors.  The Board of Directors has further determined that each of the following directors has no financial or personal ties, either directly or indirectly, with Peoples or its subsidiaries (other than compensation received in the individual’s capacity as a director of Peoples and its subsidiaries, non-preferential banking relationships in the ordinary course of business with Peoples Bank and ownership of common shares of Peoples as described in this proxy statement) and thus qualifies as independent: Carl L. Baker, Jr.; George W. Broughton; Frank L. Christy; Richard Ferguson; David L. Mead; Robert W. Price; Theodore P. Sauber; Paul T. Theisen; and Thomas J. Wolf.

While Paul T. Theisen is Of Counsel to, and an independent contractor with, the law firm of TheisenBrock, Mr. Theisen has not been a partner, controlling shareholder or executive officer or otherwise been related to or held any interest in TheisenBrock, other than as Of Counsel and an independent contractor (and has not personally performed legal services for Peoples or any of its subsidiaries), since 1998.  TheisenBrock performed legal services for Peoples and its subsidiaries during the 2007 fiscal year.

Mark F. Bradley does not qualify as an independent director because he currently serves as an executive officer of Peoples.

On January 26, 2005, Peoples Bank purchased real estate and the building located on it from First Settlement, Inc., a corporation as to which Wilford D. Dimit, a director of Peoples, was the President and a controlling shareholder.  The real estate is contiguous to the main office of Peoples Bank in Marietta, Ohio.  The purchase price for the real estate and building of $400,000 was determined through an arm’s length negotiation and was acquired to add office space necessary for growth of Peoples’ operations.  The $400,000 purchase price for the real estate and building represented more than 5% of the consolidated gross revenues of First Settlement, Inc. for the fiscal year completed prior to the transactions and more than 5% of its consolidated gross revenues for the year in which the transaction occurred.  From January 26, 2005 through March 31, 2005, Peoples Bank leased to First Settlement, Inc. space within the building on the first floor on a month-to-month basis for purposes of continued operation of a restaurant.  These lease payments were in the aggregate amount of $2,000.  These transactions were pre-approved by the Board of Directors of Peoples Bank and have been approved by the Audit Committee of the Board of Directors of Peoples.  First Settlement, Inc. sold its restaurant operations in April 2005.

The Board of Directors has determined that Wilford D. Dimit does not qualify as an independent director under applicable NASDAQ Rules due to the transaction between Peoples Bank and First Settlement, Inc. described above and will not qualify as an independent director under applicable NASDAQ Rules until January 1, 2009.  The Board of Directors has determined, however, that those transactions do not disqualify Mr. Dimit from being independent for purposes of Rule 10A-3 under the Exchange Act.  Mr. Dimit resigned as a member of the Audit Committee effective December 14, 2006 and the Governance and Nominating Committee effective January 25, 2007.  The Board of Directors expects that Mr. Dimit’s committee seats will remain vacant until January 1, 2009, after the period of time during which applicable NASDAQ Rules prohibit his being deemed independent, will have expired.

On September 14, 2005, the Board of Directors appointed David T. Wesel as an executive officer of Peoples and Peoples Bank, effective January 1, 2006.  Joseph H. Wesel is the father of DavidT. Wesel.  The Board of Directors has determined that, due to his relationship to David T. Wesel, Joseph H. Wesel does not qualify as an independent director either under the applicable NASDAQ Rules or for purposes of Rule 16b-3 under the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), each of which applies to directors serving on the Compensation Committee.

Leadership Director and Executive Sessions

In the event that the Chairman of the Board of Directors does not qualify as an independent director because he is the Chief Executive Officer or the President of Peoples or for some other reason does not qualify, the Board of Directors elects a Leadership Director from among its members who is an independent director to preside over the proceedings of all executive sessions of the independent directors (without management present) and to perform the other duties required by Section 3.04 of the Code of Regulations.  The Leadership Director also serves as the Chairman of the Governance and Nominating Committee.  Paul T. Theisen has served as the Leadership Director since December 8, 2005.  In accordance with applicable NASDAQ Rules, the independent directors were given the opportunity to meet in executive session at the end of each Board of Directors meeting and at such other times as the independent directors deemed necessary.

Meetings of the Board and Attendance at Annual Meetings of Shareholders

The Board of Directors held a total of 13 meetings during the 2007 fiscal year.  Each incumbent director attended 87% or more of the aggregate of the total numberof meetings held by the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served, in each case during his period of service.

Peoples encourages all incumbent directors and director nominees to attend each annual meeting of shareholders.  All of the directors attended Peoples’ last annual meeting of shareholders held on April 12, 2007.

Committees of the Board

The Board of Directors has fourstanding committees: the Audit Committee, the Compensation Committee, the Executive Committee, and the Governance and Nominating Committee.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and conducts its business pursuant to a written charter adopted by the Board of Directors.  A current copy of the charter of the Audit Committee is posted on the “Corporate Governance & Ethics” page of Peoples’ website at www.peoplesbancorp.com.  At least annually, the Audit Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board of Directors as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.  Among other duties set forth in its charter, the Audit Committee is responsible for:

•	overseeing the accounting and financial reporting processes of Peoples;

•	overseeing the audits of the consolidated financial statements of Peoples;

•
appointing, terminating, compensating and overseeing the work of Peoples’ independent registered public accounting firm, including resolving any disagreements between management and the independent registered public accounting firm regarding financial reporting;

•	pre-approving all audit and non-audit services provided by the independent registered public accounting firm;

•	discussing with management, the internal auditors and the independent registered public accounting firm the adequacy and effectiveness of the accounting and financial controls of Peoples;

•	reviewing and concurring in the appointment, replacement, reassignment or dismissal of the internal auditor, the scope of the internal audit and the operation and performance of the internal auditor;

•	reviewing and approving all related party transactions (any transaction required to be reported pursuant to Item 404 of SEC Regulation S-K) for potential conflict of interest situations;

•	reviewing Peoples’ earnings press releases, financial information and earnings guidance and financial statements and related disclosures in Peoples’ periodic reports;

•	setting hiring policies for employees or former employees of the independent registered public accounting firm;

•	establishing procedures for the receipt, retention and treatment of complaints received by Peoples regarding accounting, internal accounting controls or auditing matters;

•	assisting the Board of Directors in the oversight of:

•	the performance of Peoples’ independent registered public accounting firm,

•	the independent registered public accounting firm’s qualifications and independence; and

•	Peoples’ compliance with ethics policies and legal and regulatory requirements; and

•	other responsibilities as may be delegated to the Audit Committee by the full Board of Directors.

The Audit Committee held five meetings during the 2007 fiscal year.  The “AUDIT COMMITTEE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007”appears beginning on page 42.

The members of the Audit Committee are: Richard Ferguson, Chairman; Carl L. Baker, Jr.; George W. Broughton; Theodore P. Sauber; and Thomas J. Wolf, each of whom served on the Audit Committee throughout the entire 2007 fiscal year.  The Board of Directors has determined that each of the members of the Audit Committee qualifies as an independent director for purposes of Rule 10A-3 under the Exchange Act and under the applicable NASDAQ Rules.

The Board of Directors has concluded that each member of the Audit Committee is capable of (i) understanding accounting principles generally accepted in the United States (“US GAAP”) and financial statements, (ii) assessing the general application of US GAAP in connection with the accounting for estimates, accruals and reserves, (iii) analyzing and evaluating Peoples’ consolidated financial statements, (iv) understanding internal control over financial reporting, and (v) understanding audit committee functions.  Based upon his background, knowledge, qualifications, experience and profession, the Board of Directors has determined that Richard Ferguson qualifies as an “audit committee financial expert” under the SEC’s rules, and as “financially sophisticated” for purposes of the applicable NASDAQ Rules.

Compensation Committee

The Compensation Committee is comprised of six directors who qualify as (i) “independent directors” under the applicable NASDAQ Rules, (ii) “outside directors” under Section 162(m) of the Internal Revenue Code and (iii) “non-employee directors” under Rule 16b-3 under the Exchange Act.  The members of the Compensation Committee are:  Frank L. Christy, Chairman; Carl L. Baker, Jr.; George W. Broughton; David L. Mead; Robert W. Price; and Paul T. Theisen.

The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors.  A current copy of the charter of the Compensation Committee is posted on the “Corporate Governance & Code of Ethics” page of Peoples’ website at www.peoplesbancorp.com.  The Compensation Committee periodically reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board of Directors for approval.

The Compensation Committee held 11 meetings during 2007.  The agenda for the meetings of the Compensation Committee is determined by its Chairman with the assistance of Peoples’ Chief Financial Officer, Treasurer and Executive Vice President, Operations who also serves as the Secretary of the Compensation Committee.  During the 2007 year, the Compensation Committee reviewed and approved on behalf of the Board of Directors, management recommendations regarding all forms of compensation provided to the executive officers and directors of Peoples and its subsidiaries.  Additionally, the Compensation Committee reviewed and approved all equity-based compensation, cash incentives, perquisites, employee benefits, salary programs, and human resources policies and procedures for employees of Peoples and its subsidiaries.  The Compensation Committee also reviewed and approved the 2007 goals and objectives relevant to the compensation of Peoples’ named executive officers.  The Compensation Committee evaluated the named executive officers’ performance in light of those goals and objectives and determined the compensation earned by each executive officer based on that evaluation.  Leadership and management succession plans were also reviewed and discussed during 2007.

The primary function of the Compensation Committee is to review and approve, on behalf of the Board of Directors, management recommendations regarding all forms of compensation to be provided to the executive officers and directors of Peoples and its subsidiaries, including bonuses, equity-based compensation, incentives, perquisites, employee benefits and salary programs.  In carrying out this function, the Compensation Committee is responsible for reviewing and approving goals and objectives relevant to the compensation of Peoples’ executive officers and other officers designated by the Board of Directors, evaluating such officers’ performance in light of those goals and objectives and determining compensation based on that evaluation.  The Compensation Committee administers Peoples’ Amended and Restated 1993 Stock Option Plan (the “1993 Plan”), 1995 Stock Option Plan (the “1995 Plan”), 1998 Stock Option Plan (the “1998 Plan”), 2002 Stock Option Plan (the “2002 Plan”) and 2006 Equity Plan (the “2006 Plan”) and approves grants of awards under these plans in compliance with applicable securities and tax laws.  The Compensation Committee also undertakes such other responsibilities as the full Board of Directors may from time to time prescribe.

The “COMPENSATION DISCUSSION AND ANALYSIS”regarding executive compensation appears beginning on page 17, and the “COMPENSATION COMMITTEE REPORT”appears beginning on page 27.

Executive Committee

The Executive Committee is comprised of five directors: Mark F. Bradley, Chairman; Wilford D. Dimit; Robert W. Price; Paul T. Theisen; and Joseph H. Wesel.  The Executive Committee is authorized to act in the intervals between meetings of the directors on matters delegated to the Executive Committee by the full Board of Directors.  There was one meeting of the Executive Committee held during the 2007 fiscal year.

Governance and Nominating Committee

The members of the Governance and Nominating Committee are:  Paul T. Theisen, Chairman; George W. Broughton; and Robert W. Price, each of whom served on the Governance and Nominating Committee throughout the entire 2007 fiscal year. Wilford D. Dimit was also a member of the Governance and Nominating Committee until his resignation from that Committee effective January 25, 2007.  The Board of Directors has determined that each of the members of the Governance and Nominating Committee qualifies as an independent director under applicable NASDAQ Rules.  Mr. Dimit had served on the Governance and Nominating Committee pursuant to a provision in the applicable NASDAQ Rules which permits, under exceptional and limited circumstances, one member of the Governance and Nominating Committee to be a director who does not meet the independence requirements of the applicable NASDAQ Rules if (i) that director is not a current officer or employee of Peoples or any of its subsidiaries (or a family member of such an officer or employee) and (ii) the Board of Directors has determined that such director’s committee membership is required by the best interests of Peoples and its shareholders.  The Board of Directors made such a determination with regard to Mr. Dimit due to his experience as a member of the Executive Committee since 2004 and a member of the Governance and Nominating Committee since its inception in 2003.  A member of the Governance and Nominating Committee appointed under this exception may not serve longer than two years. Consequently, the Board of Directors expects that Mr. Dimit’s committee seat will remain vacant until January 1, 2009, at which time Mr. Dimit will no longer be disqualified as an independent director under the look-back provisions of the applicable NASDAQ Rules due to the transactions described above under the caption “Independence of Directors”and it is expected that Mr. Dimit will be re-appointed to the Governance and Nominating Committee.

The Governance and Nominating Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors.  The primary responsibilities of the Governance and Nominating Committee are:

•
to establish and articulate qualifications, desired background and selection criteria for members of the Board of Directors consistent with the eligibility requirements set forth in Peoples’ Code of Regulations;

•
to identify qualified candidates for election (including re-election), nomination or appointment to the Board of Directors and recommend to the full Board a slate of director nominees for each annual meeting of the shareholders of Peoples or as vacancies occur;

•	to make recommendations to the full Board of Directors and the Chairman of the Board regarding assignment and rotation of members and chairs of committees of the Board;

•	to oversee matters of corporate governance, including an evaluation of Board performance and processes;

•
to review with the Chairman of the Board, or another director designated by the full Board, issues involving potential conflicts of interest and/or any change of status of directors pursuant to applicable law and the applicable provisions of Peoples’ Code of Ethics for Directors, Officers and Employees or Peoples’ Code of Regulations;

•	to recommend the number of individuals to serve on the Board of Directors;

•	to periodically review Peoples’ Code of Ethics for Directors, Officers and Employees and recommend to the full Board changes thereto, as necessary; and

•	to undertake such other responsibilities as may be referred to the Governance and Nominating Committee by the full Board of Directors or the Chairman of the Board.

The charter of the Governance and Nominating Committee is posted on the “Corporate Governance & Ethics” page of Peoples’ website at www.peoplesbancorp.com.  The Governance and Nominating Committee periodically reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board of Directors for approval.  The Governance and Nominating Committee held one meeting during the 2007 fiscal year.

NOMINATING PROCEDURES

As described above, Peoples has a standing Governance and Nominating Committee that has the responsibility to identify and recommend to the full Board of Directors individuals qualified to become directors.  Each candidate must satisfy the eligibility requirements set forth in Peoples’ Code of Regulations.  To be eligible for election as a director, an individual must be a shareholder of Peoples.  In addition, the individual must either (i) serve as chief executive officer or in another position of active leadership with a business or professional interest located within the geographic area served by Peoples and its subsidiaries or (ii) serve as an executive officer of Peoples or one of Peoples’ subsidiaries.  However, the qualification in the preceding sentence does not apply to individuals elected as initial directors.  An individual will not be eligible for nomination and re-election as a director after five years has passed since the individual ceased to hold the executive or leadership position satisfying the eligibility requirement.  This five-year limitation does not apply, however, to an individual who retires from service as the Chairman of the Board or the Chief Executive Officer of Peoples.

When considering potential candidates for the Board of Directors, the Governance and Nominating Committee strives to assure that the composition of the Board, as well as its practices and operation, contribute to value creation and to the effective representation of Peoples’ shareholders.  The Governance and Nominating Committee may consider those factors it deems appropriate in evaluating director candidates, including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to Peoples, experience and skill relative to other Board members and specialized knowledge or experience.  Depending upon the current needs of the Board of Directors, certain factors may be weighed more or less heavily by the Governance and Nominating Committee.

In considering candidates for the Board of Directors, the Governance and Nominating Committee evaluates the entirety of each candidate’s credentials and, other than the eligibility requirements set forth in Peoples’ Code of Regulations, does not have any specific minimum qualifications that must be met by a Governance and Nominating Committee-recommended nominee.  However, the Governance and Nominating Committee does believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as a director.

The Governance and Nominating Committee considers candidates for the Board of Directors from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation.  The Governance and Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating director candidates.  No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants or search firms.

Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to the Corporate Secretary of Peoples at Peoples’ executive offices in Marietta, Ohio.  Such recommendation should provide the candidate’s name, age, business address, residence address, principal occupation or employment and number of common shares beneficially owned.  The recommendation should also describe the qualifications, attributes, skills or other qualities of the recommended director candidate.  A written statement from the candidate consenting to be named as a director candidate and, if nominated and elected, to serve as a director should accompany any such recommendation.

Shareholders who wish to nominate an individual for election as a director at an annual meeting of the shareholders of Peoples must comply with Peoples’ Code of Regulations regarding shareholder nominations.  Shareholder nominations must be made in writing and delivered or mailed to the Corporate Secretary of Peoples not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors.  However, if less than 21 days’ notice of the meeting is given to the shareholders, the nomination must be mailed or delivered to the Corporate Secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed to the shareholders.  Nominations for the Annual Meeting must be received by March 26, 2008.  Each nomination must contain the following information to the extent known by the nominating shareholder:

•	the name, age, business address and residence address of each proposed nominee;

•	the principal occupation or employment of each proposed nominee;

•	the number of common shares beneficially owned by each proposed nominee and by the nominating shareholder; and

•	any other information required to be disclosed with respect to a nominee for election as a director under the SEC’s proxy rules.

Each nomination must be accompanied by the written consent of the proposed nominee to serve as a director of Peoples if elected.  Nominations not made in accordance with the above requirements and Peoples’ Code of Regulations will not be considered.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Although Peoples has not to date developed formal processes by which shareholders may communicate directly with directors, it believes the informal process, in which any communication sent to the Board of Directors either generally or in care of the Chief Executive Officer, the Corporate Secretary or another corporate officer is forwarded to all members of the Board or specified individual directors, as appropriate, has served the needs of the Board and Peoples’ shareholders. There is no screening process, and all shareholder communications that are received by its officers for the attention of the Board of Directors are forwarded to the members of the Board.

Having found no problems with shareholder communications to directors under the existing process described above, the Governance and Nominating Committee has not found it necessary to develop more specific procedures. Until other procedures are developed and posted on the “Corporate Governance & Ethics” page of Peoples’ website at www.peoplesbancorp.com, any communication to the Board of Directors or to individual directors may be mailed to the Board or one or more individual directors, in care of Peoples’ Corporate Secretary, at Peoples’ headquarters in Marietta, Ohio. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication,” as appropriate.  In addition, shareholders may utilize Peoples’ website to communicate with the Board or individual directors.  Correspondence through the “Investor Relations - Shareholder Information” page of the website is also directed to the Corporate Secretary.  All such communications, whether via mail or the website, must identify the author as a shareholder of Peoples and clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual directors.  The Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors without any screening.

EXECUTIVE COMPENSATION:
COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of the Board of Directors (for the purpose of this discussion and analysis, the “Committee”) has responsibility for establishing, implementing, and continually monitoring adherence with Peoples’ compensation philosophy.  The Committee ensures that the total compensation paid during 2007 to the individuals included in the “SUMMARY COMPENSATION TABLE FOR 2007”on page 28 (referred to collectively as the “named executive officers”), is reasonable, competitive and aligned with the best interests of the shareholders.  We believe all employees should be rewarded for executing on goals designed to create long-term shareholder value.

The goal of the compensation program for the named executive officers is the same as our goal for operating Peoples – to create long-term value for our shareholders.  Toward this goal, we have designed and implemented a compensation program for the named executive officers to (1) reward them for sustained financial and operating performance and leadership excellence, (2) align their interests with those of the shareholders and (3) encourage strong performers to remain with Peoples for long and productive careers.  The elements of our compensation program consist of salary, annual cash incentive, equity-based incentive compensation, retirement and other benefits, and perquisites and other personal benefits.  We combine the compensation elements for each named executive officer in a manner we believe optimizes the named executive officer’s contribution to Peoples and the shareholders.

Compensation Philosophy and Objectives

The compensation philosophy of the Committee is to design and implement a compensation program that serves to retain, recruit, and develop talented financial services personnel and management.  In addition, we seek to award compensation based on the individual’s contribution to the overall improved performance of Peoples.

While the Committee oversees the compensation of all officers and employees, a primary focus of the Committee is the compensation for Peoples’ executives and senior officers.  The intent is to reward all employees for continuous improvement and industry leading best practices, but specifically, to set up compensation plans for executives and senior officers to reward those employees for enhancing shareholder value.  The compensation philosophy covers the direct forms of compensation including base salary, annual cash incentives and any form of equity-based compensation.  The compensation philosophy statement is a tool that the Board of Directors and management use to ensure that compensation programs are developed that are both competitive with respect to officer compensation and reasonable within the marketplace.

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Base Salary:  Base salaries are to be competitive with the market median of Peoples’ peer group.  Based upon individual circumstances, actual base salary levels may be higher or lower than the market median.

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Total Cash Compensation:  Total cash compensation is base salary plus an annual cash incentive.  The objective is for total cash compensation to be consistent with the market median of Peoples' peer group for achieving targeted performance and at or above the 75th percentile of Peoples' peer group for achieving higher performance.

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Total Direct Compensation:  Peoples utilizes long-term equity-based incentives for compensation purposes, typically in the form of equity-based awards for executives and senior officers in leadership capacities or other key positions.  The objective is to grant equity-based awards only after performance goals have been achieved, and then, there is additional time-based vesting of the awards to enhance employee retention.  Total direct compensation is total cash compensation plus equity-based awards.  The goal for total direct compensation is that the annualized total direct compensation will be at the market median of Peoples' peer group for achieving targeted performance and at or above the 75th percentile of Peoples' peer group for achieving higher performance.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions related to the named executive officers of Peoples and approves equity-based award grants for the non-employee directors.  Annually, the President and Chief Executive Officer reviews the performance of each executive officer (excluding his own) by comparing the results achieved to established goals as well as the overall performance of Peoples as compared to Board approved corporate performance goals.  This data, along with salary data derived from Peoples’ peer group, are the bases for his recommendations to the Committee with respect to the compensation of the other executive officers, including base salary adjustments, annual cash incentive payments, and equity-based awards.  The Committee considers the President and Chief Executive Officer’s recommendations, and uses its own discretion in making the final compensation decisions with respect to the named executive officers, which may differ from the recommendations of the President and Chief Executive Officer.  Additionally, the President and Chief Executive Officer prepares a summary of his performance for the Committee and provides a recommendation to the Committee regarding his personal base salary that reflects his desire to maintain internal pay equity between the President and Chief Executive Officer and other executive officers.  The Committee considers his recommendation, and uses its own discretion in making the ultimate compensation decision with respect to the President and Chief Executive Officer, which may differ (and has differed) from the recommendation of the President and Chief Executive Officer.  The Committee also seeks input from other members of the Board of Directors regarding the performance of the President and Chief Executive Officer in determining his base salary adjustment, annual cash incentive payment and equity-based awards.

Setting Executive Compensation

The Committee has the sole authority to engage the services of any compensation consultant or advisor.  In order to ensure that Peoples provides total compensation that is performance-based and competitive with its geographic peers and the financial services industry in general, from time to time, the Committee has used the services of Amalfi Consulting, LLC (formerly the Compensation Group of Clark Consulting)(“Amalfi Consulting”), a compensation and benefits consultant serving the financial services industry.  Amalfi Consulting provides market intelligence on compensation trends along with its views on specific compensation programs, with the oversight of the Committee.  Other services provided by Amalfi Consulting during 2007 included the review of proxy materials and guidance on compliance with Internal Revenue Code Section 409A. The total amount of fees paid to Amalfi Consulting for services to the Committee in 2007 was $31,000.  At the request of the Committee, an Amalfi Consulting representative attended two (2) Committee meetings in 2007.

The Committee, with the assistance of Amalfi Consulting, identified a group of 14 peer financial institution holding companies based on market capitalization, geographic location, performance, and similarity in financial products offered for the purpose of comparing Peoples’ compensation programs.  For the fiscal 2007 year, this peer group was comprised of the following 14 publicly-traded financial institution holding companies with total asset sizes ranging from $1.0 billion to $8.0 billion and located in similar markets and/or geographic areas to Peoples in the states of Ohio, West Virginia, Pennsylvania, Kentucky, and New York:

Peer Group Member	Location	Total Assets ($ Billions)	Ticker
United Bankshares, Inc.	Charleston, WV	$8.0	UBSI
Park National Corporation	Newark, OH	$6.5	PRK
WesBanco, Inc.	Wheeling, WV	$5.4	WSBC
S&T Bancorp, Inc.	Indiana, PA	$3.3	STBA
Republic Bancorp, Inc.	Louisville, KY	$3.2	RBCAA
First Place Financial Corp.	Warren, OH	$3.2	FPFC
Community Trust Bancorp, Inc.	Pikeville, KY	$2.9	CTBI
United Community Financial Corp.	Youngstown, OH	$2.8	UCFC
City Holding Company	Charleston, WV	$2.5	CHCO
Tompkins Financial Corporation	Ithaca, NY	$2.4	TMP
Farmers Capital Bank Corporation	Frankfurt, KY	$2.1	FFKT
First Defiance Financial Corp.	Defiance, OH	$1.6	FDEF
S.Y. Bancorp, Inc.	Louisville, KY	$1.4	SYBT
Camco Financial Corporation	Cambridge, OH	$1.0	CAFI

This 14 member group is referred to in this discussion and analysis as the “Peer Group.”  The Committee reviewed the Peer Group on February 8, 2007 and determined it was appropriate to add United Bankshares, Inc. (UBSI) to the Peer Group for 2007.  The Committee uses Peer Group data to analyze the overall competitiveness of Peoples’ named executive officers’ compensation relative to our compensation philosophy and objectives.

 2007 Executive Compensation Components

For 2007, the principal components of compensation for the named executive officers were:

•	Base salary;

•	Annual cash incentive;

•	Long-term equity-based incentive compensation;

•	Retirement and other benefits; and

•	Perquisites and other personal benefits.

Base Salary

The Committee has determined that base salaries for the executive officers should be competitive with the market median of the Peer Group.  Depending on individual job performance, the actual base salary for a particular named executive officer may be higher or lower than the market median (typically in the range of the 40th to 60th percentile).  Individual executive officer salary increases are reviewed annually by the Committee and are based on (1) the individual’s overall contribution to Peoples’ performance, (2) the executive officer’s attainment of specific individual business objectives during the preceding year and (3) an evaluation of the most recent comparative Peer Group data supplied by Amalfi Consulting, with adjustments for individual performance.

Specific individual business objectives for 2007 were approved for each executive officer by the Committee on March 8, 2007.   The individual business objectives were designed to complement People’s corporate goals for 2007, which were approved by the Board of Directors on February 8, 2007. The individual business objectives were both quantitative in nature, such as achieving sales and revenue goals and cost containment, and qualitative in nature, such as the development, management and retention of key staff and the assessment and development of quality products and services.  These objectives are designed to grow core earnings which will, in turn, promote the long-term interests of Peoples’ shareholders.

 Beginning in mid-2007, and continuing in recent months, the Committee gathered and analyzed compensation and financial results for companies in the Peer Group for the year ended December 31, 2006.  The Committee engaged the services of Amalfi Consulting, to assist in determining the overall competitiveness of the base salaries of Peoples’current executive officers when compared to those of the Peer Group.  In its review of Peer Group financial data, the Committee determined that Peoples’financial performance was comparable to or better than the median performance of the Peer Group in several key performance indicators, primarily return on average assets, return on average equity,return on average tangible equity, earnings per share growth,and efficiency ratio.

	Return on Average Assets 2006	Return on Average Equity 2006	Return on Average Tangible Equity 2006	EPS Growth Rate 2006	EPS Growth Rate 3 Year	Efficiency Ratio 2006
Peer Group – Average	1.22%	12.67%	15.64%	-1.00%	12.44%	58.76%
Peer Group – 25thPercentile	0.93%	9.52%	12.93%	-5.84%	2.45%	62.78%
Peer Group – 50thPercentile	1.14%	12.92%	16.01%	0.99%	12.15%	60.01%
Peer Group – 75thPercentile	1.56%	15.28%	18.37%	5.61%	20.57%	55.79%
Peoples Bancorp Inc.	1.15%	11.33%	18.88%	0.68%	28.76%	57.49%

After evaluating the base salaries paid to Peoples’ executive officers against the Peer Group base salary data, Peoples’ financial performance, and Peoples’ compensation philosophy and objectives, the Committee concluded that the base salaries of Peoples’ current executive officers were below the market median of the Peer Group.  In making its determinations with respect to base salary adjustments, the Committee also considered the individual job performance of each named executive officer, including his or her responsibilities and contribution to Peoples’ overall performance.  In an effort to improve Peoples’ ability to retain and attract executive officer talent, the Compensation Committee determined that adjustments to current executive officer base salaries were appropriate, and in the best interests of Peoples and its shareholders.  The Committee also determined that the base salary to be paid to Larry E. Holdren, Peoples’ Executive Vice President – Business and Corporate Development, who ceased to serve in an executive officer capacity as of September 4, 2007, should be adjusted to reflect the change in his responsibilities.  The Committee did not adjust the base salary of Deborah K. Hill, Peoples’ Executive Vice President, Consumer and Business Financial Services, who joined Peoples and Peoples Bank on September 4, 2007.  On August 9, 2007, the Board, in absence of a meeting of the Committee, approved Ms. Hill’s (1) base salary as $182,000; (2) a deferred employment sign-on bonus in the amount of $30,000, payable in February 2008 and contingent upon her employment at that time of payment; (3) a grant of 2,000 restricted shares on October 1, 2007, with restrictions that will lapse and the restricted shares will become fully vested as to: (a) 1,000 restricted shares on April 1, 2008; and (b) 1,000 restricted shares on April 1, 2009; (4) a grant of 3,000 stock appreciation rights to be settled in common shares with an exercise price of $27.99, a term of 10 years and exercisable at the end of the vesting period, which is three years from the grant date; and (5) a Change in Control Agreement, effective as of September 4, 2007, with the same terms as the change in control agreements Peoples has entered into with Carol A. Schneeberger, David T. Wesel and Joseph S. Yazombek.  Ms. Hill did not participate in the Incentive Award Plan and the equity-based long-term incentive plan for fiscal year 2007, but she will be eligible to participate in these plans for fiscal year 2008.

As a result of the aforementioned evaluation, on February 14, 2008, the Committee approved base salary changes, retroactive to January 1, 2008, as follows:  Mr. Bradley - $280,000; Ms. Schneeberger - $190,000; Mr. Yazombek - $220,000; Mr. Wesel - $168,000; and Mr. Holdren - $120,000.

Annual Cash Incentives

Executive officers are eligible to earn an annual cash incentive under the Incentive Award Plan.  The Incentive Award Plan was developed to reward performance by providing increasing percentages of cash awards for increasing levels of performance and, conversely, to not pay cash incentives if performance goals are not met.  The Incentive Award Plan is designed to motivate and reward the named executive officers for their contributions to business goals that we believe drive our earnings and create shareholder value.  There are three levels of incentive awards under the Incentive Award Plan:  threshold, target and maximum.  Achieving threshold performance results in no payout to the executives.  The target incentive award reflects the expected results for the year and is designed to result in total cash compensation (base salary and annul cash incentive) at the market median of the Peer Group for achieving targeted performance.  If exceptional performance is achieved, the maximum incentive award level is paid and is designed to result in total cash compensation at or above the 75th percentile of the Peer Group.

On February 8, 2007, the Board of Directors established the corporate cash incentive financial goals for 2007, which were comprised of three financial components: (i) Earnings Per Share; (ii) Return On Average Equity; and (iii) Efficiency Ratio.  These financial measurements were selected because the Board believes they demonstrate the overall operating performance of Peoples and are widely recognized as industry benchmarks for operating performance and improvements in these ratios are indicators of enhanced operating performance which translates into increased shareholder value.  The weightings applied to the Earnings Per Share and Return On Average Equity components were 45% each, which reflect results achieved for shareholders.  The Efficiency Ratio was weighted at 10% as it measures the productivity of the organization and gives indications as to its operating effectiveness.  The weightings were determined based on their respective impact on long-term shareholder value.

The Board of Directors set the corporate financial goals for 2007 as shown in the table below.  Performance results for 2007 are also shown.

	Weighting	Threshold	Target	Maximum	2007 Results
Earnings Per Share	45%	$2.01	$2.11	$2.21	$1.74
Return on Average Equity	45%	10.74%	11.30%	12.94%	9.21%
Efficiency Ratio	10%	58.06%	57.61%	57.13%	57.07%

The levels of achievement designated as threshold, target and maximum were established based on (1) the prior year’s actual performance and (2) projected operating growth taking into account the outlook for the financial services industry in the coming year and overall economic conditions.

    If the corporate target performance goals were achieved, Mr. Bradley had the potential to earn a payout of up to 50% of his annual base salary; whereas, each of the other executive officers had the potential to earn a payout of up to 35% of his or her annual base salary.  However, if the financial performance was at threshold or lower, there would have been no payout based on corporate results, although each executive officer might still be eligible for an incentive payout based on his or her individual performance at the discretion of the Committee.  Payout to the named executive officers for achieving threshold performance or below in any given corporate or individual performance measure is 0% for the given performance measure.

Annual individual performance goals for Mr. Bradley, in his capacity as President and Chief Executive Officer, included his effectiveness in strategic thinking and implementation of long-range plans, identification of key management personnel, and other leadership-based factors designed to promote shareholder value.  The annual cash incentive was weighted 90% for attainment of the corporate financial goals and 10% for individual performance goals, as determined by the Committee with input from the entire Board of Directors.  The maximum cash payout Mr. Bradley could have received under the Incentive Award Plan for 2007 performance was 100% of his annual base salary.

Annual individual performance goals were also established for each other executive officer, the nature of which differed depending upon the officer’s job responsibilities.  Goals were both quantitative in nature, such as sales and revenue goals and cost containment, and qualitative in nature, such as the development, management and retention of key staff and the assessment and development of quality products and services.  Annual cash incentives for these other executive officers were weighted 75% to 90%, depending on the nature of the position held, for the attainment of the corporate financial goals and the remaining 10% to 25% based on the attainment of specific individual performance goals.  The maximum cash payout which these individuals could have received under the Incentive Award Plan for 2007 performance was 70% of his or her respective annual base salary.

The Committee also has in place an absolute minimum level of corporate performance, which was defined in 2007 as 85% of Peoples’ threshold earnings per share goal of $ $2.01, or $1.71.  If Peoples did not achieve absolute minimum earnings per share, each executive officer would not have been eligible for a year-end cash incentive payout based on the achievement of the financial goals for either corporate or individual performance, although the Committee could have granted individual cash incentives if the executive officer’s individual contribution warranted such payment.  The absolute minimum performance requirement of $1.71 in earnings per share was exceeded in 2007; therefore, executives received cash incentive awards based on achieving the maximum level of performance relative to the efficiency ratio.  No cash incentive was earned for Earnings Per Share or Return on Average Equity components as the threshold levels of corporate performance for these financial goals were not achieved.  If Peoples’ earnings per share were between absolute minimum and threshold, then no incentives would have been earned from corporate results but each executive officer would have been eligible to earn cash incentives and long-term equity incentives based on individual contribution to enhanced shareholder value.  Additionally, an executive who is not employed as of the payout date is not eligible to receive the cash incentive payment.  Accordingly, Mr. Landers did not receive a cash incentive payment for 2007 as he resigned as of April 9, 2007.

The Committee retains the right to exercise discretion in the awarding of cash incentives absent the attainment of performance goals, or to increase or reduce the size of the payout of cash incentives under the Incentive Award Plan.  The Committee did not exercise discretion with respect to the cash incentives awarded to the named executive officers in February 2008 for 2007 corporate and individual performance.

Payout percentages for the various levels of performance are reviewed by the Committee on an annual basis and have not been changed since calendar year 2004.  The Board of Directors approves corporate performance goals on an annual basis.  Cash incentive awards are paid after results for the performance goals are determined.

At the end of each year, the extent to which Peoples’ financial performance goals and the individual performance goals are achieved is measured by the Committee.  Cash incentives earned for corporate and individual performance in 2007 were approved by the Committee on February 14, 2008 and, to the extent not deferred as described below, paid on February 22, 2008.  A summary of the relative weightings of corporate and individual goals, the total cash incentive payout potential and the actual payouts earned for 2007 performance are shown below.

 ANNUAL CASH INCENTIVE COMPENSATION

Named Executive Officer	Corporate Weighting	Individual Weighting	Total Maximum Incentive Payout Potential (*)	2007 Total Actual Incentive Payout (*)	2007 Annual Cash Incentive Earned
Mark F. Bradley	90%	10%	100%	15.0%	$38,250
Carol A. Schneeberger	90%	10%	70%	13.3%	$22,477
Joseph S. Yazombek	75%	25%	70%	15.5%	$31,932
David T. Wesel	75%	25%	70%	22.8%	$35,910
Larry E. Holdren	100%	N/A	70%	7.0%	$11,345
                    (*) Payout calculated as a percentage of base salary.

Executive officers are required to defer 25% of any annual cash incentives earned under the terms of the Incentive Award Plan.  If the executive officer terminates his or her employment for any reason other than death, disability or retirement prior to the end of the three-year deferral period, the deferred portion of the annual cash incentive is forfeited.  This mandatory deferral is another way to promote retention of key executives, as the executives must remain with Peoples until the required deferral period lapses or they forfeit that portion of their incentive payout.  Once the mandatory deferral period has lapsed, executive officers may either take a cash distribution or further defer receipt of the cash incentive, as discussed in the following paragraph, based on an election made under the terms of the Incentive Award Plan prior to the year the cash incentive was earned, until they retire or their employment is terminated.

In addition to the mandatory 25% deferral, the executive officers also have the option to (1) defer any remaining annual cash incentive compensation to be paid to them and (2) further defer the mandatory amount after the original three-year period has lapsed until they retire or until their employment with Peoples is terminated.  The amount an executive officer elects to voluntarily defer is chosen by the executive officer prior to the beginning of the calendar year in which the cash incentive compensation is earned.  Interest on the deferred compensation is accrued at a rate equal to 50% of Peoples’ Return on Average Equity achieved during each calendar year throughout the deferral period.  This voluntary deferral further links the long-term economic interests of the named executive officers with those of Peoples and its shareholders.

On February 14, 2008, the Board of Directors established the corporate cash incentive financial goals for 2008, which are comprised of the same three financial components as used for 2007: (i) Earnings Per Share; (ii) Return On Average Equity; and (iii) Efficiency Ratio.  The weightings applied to the Earnings Per Share and Return On Average Equity components for 2008 will be 45% each.  These measures reflect results achieved for shareholders.  The Efficiency Ratio will be weighted at 10% as it measures the productivity of the organization and gives indications as to its operating effectiveness.  The weightings were determined based on their respective impact on long-term shareholder value.  The 2008 target corporate financial goal for Earnings Per Share is $2.05.

Long-Term Equity-Based Incentive Compensation

The Committee believes that equity-based compensation and ownership ensures that the named executive officers have a continuing stake in the long-term success of Peoples.  The Committee believes that the interests of our shareholders are best served when a significant percentage of the named executive officers’ compensation is comprised of equity-based incentives that appreciate in value contingent upon an increase in the price of our common shares.  It is the Committee’s intent to grant equity-based awards to our named executive officers in such amounts as may be required to accomplish our compensation philosophy and objectives.

Executive officers are eligible to earn long-term equity-based incentives under Peoples’ equity-based compensation plan.  Like the Incentive Award Plan (our annual cash incentive plan), the Committee administers Peoples’ 2006 Equity Plan to reward increasing levels of performance, and conversely, to not grant awards if performance goals are not met.  There are three possible levels of equity-based incentive awards under our equity-based compensation plan:  threshold, target and maximum.  Achieving threshold performance results in no award to the executives.  The target incentive award reflects Peoples’ expected results for the year and is designed to result in total direct compensation (total cash compensation and equity-based awards) at the market median of the Peer Group.  If exceptional performance is achieved, the maximum level is awarded and is designed to result in total direct compensation at or above the 75th percentile of the Peer Group.  Awards are granted on an annual basis, if earned, and feature a time-based vesting period, which the Committee believes will focus the executive officers on Peoples’ long-term performance improvement and increased shareholder value.

During 2005, the Committee engaged Amalfi Consulting to review the competitiveness of Peoples’ equity-based compensation plans.  As a result of that review, the Committee designed the 2006 Equity Plan to provide new, more competitive incentive compensation opportunities to our executive officers.  The 2006 Equity Plan, which was approved by  shareholders at the 2006 annual meeting, allows different forms of long-term equity-based awards to be granted for compensation purposes, including restricted stock and stock appreciation rights to be settled in common shares (SARs), both of which were not available under Peoples’ previous long-term equity-based incentive plans.  The Committee has chosen these types of awards to avoid higher levels of dilution created by other equity awards such as incentive stock options.  Fewer restricted shares are required to award an executive similar economic value as stock options or SARs.  Additionally, SARs when settled in common shares place fewer shares in the market as the appreciated value is used to calculate the number of shares issued when the SARs are exercised instead of a number of shares equal to the original number of options granted.  Additionally, the Committee believes restricted shares immediately tie the executive to the same risk and reward potential as shareholders while SARs settled in common shares create value for the executives only if the share price appreciates, which will serve to focus executives on creating value for themselves and other shareholders.  Restricted shares and SARs to be settled in common shares enable the executive officer to hold the equity earned as they are not required to invest cash to acquire the shares.

The objective is to grant equity-based awards to our executive officers only after pre-established performance goals are achieved.  To enhance retention of the named executive officers and to ensure that current and subsequent business decisions are aligned with the long-term interests of the shareholders, a three-year vesting requirement must be met.  However, the Committee has the authority to accelerate the vesting period when it believes such action would be in the best interests of Peoples and its shareholders.  The Committee did not exercise this authority in 2007.  The Committee believes that the 2006 Equity Plan strengthens Peoples’ ability to attract, develop, and retain talented executives, upon whom our success is dependent, as well as promotes closer alignment with the long-term performance goals of Peoples and the long-term interests of the shareholders.

To determine the competitiveness of equity-based award grants, the Committee established a goal for total direct compensation (total cash compensation plus equity-based awards) to be at the market median of the Peer Group for achieving targeted corporate performance and at or above the 75th percentile of the Peer Group for achieving higher performance results.

In determining the total number of equity-based awards to be granted annually to each executive officer, the Committee considers the executive officer’s individual performance as well as the performance of Peoples during the immediately preceding year.  The criteria for granting equity-based awards use the same corporate and individual performance measures used for determining annual cash incentive awards under the Incentive Award Plan, thereby maximizing attention on these goals.

On February 8, 2007, the Board of Directors established the equity-based incentive awards financial goals for 2007, which were comprised of three financial components: (i) Earnings Per Share; (ii) Return On Average Equity; and (iii) Efficiency Ratio.  These financial measurements are identical to those selected for the cash incentive awards and were selected because the Board believes they demonstrate the overall operating performance of Peoples and are widely recognized as industry benchmarks for operating performance and improvements in these ratios are indicators of enhanced operating performance which translates into increased shareholder value. The weightings applied to the Earnings Per Share and Return On Average Equity components were 45% each, which reflect results achieved for shareholders.  The Efficiency Ratio was weighted at 10% as it measures the productivity of the organization and gives indications as to its operating effectiveness.  The weightings were determined based on their respective impact on long-term shareholder value.

  The Board of Directors set the corporate financial goals for 2007 as shown in the table below.  Performance results for 2007 are also shown.

	Weighting	Threshold	Target	Maximum	2007 Results
Earnings Per Share	45%	$2.01	$2.11	$2.21	$1.74
Return on Average Equity	45%	10.74%	11.30%	12.94%	9.21%
Efficiency Ratio	10%	58.06%	57.61%	57.13%	57.07%

If the target corporate performance goals were achieved, Mr. Bradley had the potential to earn an equity-based award with an economic value of up to 25% of his annual base salary, and the other executive officers had the potential to earn equity-based awards with an economic value of up to 20% of their respective annual base salaries.  The maximum economic value of equity-based awards Mr. Bradley could have earned for 2007 was 50% of his annual base salary, and the maximum economic value of equity-based awards available to the other executive officers was 40% of their respective annual base salaries.  The economic value of equity-based awards to the named executive officers for achieving threshold performance or below in any given corporate or individual performance measure is 0% for the given performance measure.

The Committee also has in place an absolute minimum level of corporate performance, which was defined in 2007 as 85% of Peoples’ threshold earnings per share goal of $2.01, or $1.71.  If Peoples did not achieve absolute minimum earnings per share, each executive officer would not have been eligible for a year-end incentive payout in the form of an equity-based award for either corporate or individual performance, although the Committee could have granted long-term equity-based incentives if the executive’s individual contribution warranted such awards.  The absolute minimum performance requirement of $1.71 in earnings per share was exceeded in 2007; therefore, executives received equity awards based on achieving the maximum level of performance relative to the efficiency ratio.  No equity-based award was earned for Earnings Per Share or Return on Average Equity components as the threshold levels of corporate performance for these financial goals were not achieved.  If Peoples’ earnings per share were between absolute minimum and threshold, then no incentives would have been earned from corporate results but each executive officer would have been eligible to earn long-term equity-based incentives based on individual contribution to enhanced shareholder value.

The Committee retains the right to exercise discretion in awarding equity-based compensation absent the attainment of performance goals, or to increase or reduce the size of any such award.  Except as described in the following paragraph, the Committee did not exercise discretion with respect to equity-based awards granted to the named executive officers in 2008 for 2007 corporate and individual performance.

On February 14, 2008, the Committee exercised discretion in awarding equity-based compensation as it approved the grant to Carol A. Schneeberger of 2,250 restricted shares on February 20, 2008.  The restricted shares were granted in recognition of the additional responsibilities Ms. Schneeberger has assumed since she became Chief Financial Officer and Treasurer (on an interim basis) on April 10, 2007.  The restrictions on Ms. Schneeberger’s restricted shares will lapse and the restricted shares will become fully vested as to:  (a) 1,125 restricted shares on August 20, 2008; and (b) 1,125 restricted shares on February 20, 2009.

Equity-based award percentages for the various levels of performance are reviewed by the Committee on an annual basis and generally do not change from year to year.  These award percentages did not change from 2006 to 2007 and will not change in 2008.  The Board of Directors approves corporate performance goals on an annual basis.  Equity-based awards are granted after results for the performance goals are determined.

Equity-based awards in the form of SARs settled in Peoples’ common shares have an exercise price of 100% of the fair market value of the underlying common shares on the date of grant.  The Committee’s philosophy in granting equity-based awards is to promote retention through a three-year vesting period and to provide an opportunity for executive ownership of Peoples’ common shares.  This in turn aligns the long-term interests of the executive officers with those of Peoples’ shareholders and provides the executive officers with an added incentive to manage Peoples with a view toward maximizing long-term shareholder value.

Equity-based awards are granted with an economic value based on The NASDAQ Global Select Market’s closing price of Peoples’ common shares on the date of the grant.  The Committee approves equity-based grants to the executive officers and other officers.  In the absence of a scheduled Committee meeting, the Board of Directors approves equity-based grants to executive officers and other officers.  This situation occasionally occurs when awards to a single individual are granted as part of a recruitment package.  The grant date is the date of the approval by the Committee or the Board of Directors or the first future date after which all material information has been publicly disclosed, whichever is later, and is tied to Peoples’ trading windows.  In the event of equity-based grants for new hires, the date of grant is the first business date of the month following the new employee’s date of hire.

Equity-based grants earned for corporate and individual performance in 2007 were approved by the Committee on February 14, 2008, with a grant date of February 20, 2008.  Award economic values were calculated as a percentage of salary and were based on the achievement of pre-established performance goals.  Fifty percent of the economic value was awarded in restricted shares, using the closing price of Peoples’ common shares on February 20, 2008.  The remaining 50% of the economic value was awarded in SARs to be settled in common shares, using the Black-Scholes value of the SARs as of the award date.  The restriction period for the restricted shares is three years from the grant date.  The SARs have a term of 10 years and are exercisable at the end of the vesting period, which is three years from the grant date.

LONG-TERM EQUITY-BASED INCENTIVE COMPENSATION

Named Executive Officer	Corporate Weighting	Individual Weighting	Total Maximum Economic Value of Potential Equity Award (*)	Total Economic Value of Equity Award (*)	2007 Restricted Shares Award (number of common shares) Granted as of Close of Business February 20, 2008	2007 SARs to be Settled in Common Shares Awards (number of common shares) Granted as of Close of Business February 20, 2008
Mark F. Bradley	90%	10%	50%	7.5%	402	1,734
Carol A. Schneeberger	90%	10%	40%	7.6%	270	1,165
Joseph S. Yazombek	75%	25%	40%	8.9%	386	1,663
David T. Wesel	75%	25%	40%	13.0%	431	1,857
Larry E. Holdren	100%	N/A	40%	4.0%	136	588
                (*) Payout calculated as a percentage of base salary.

The Committee or the Board of Directors has the authority to accelerate the date on which the SARs may be exercised, or the date of the termination of the restrictions applicable to a restricted share award, if the Committee or the Board of Directors determines that to do so would be in the best interests of Peoples.  Neither the Committee nor the Board of Directors exercised that authority during 2007.  The Committee believes the program will operate in the same manner for 2008.  The 2008 target corporate financial goal for Earnings Per Share is $2.05.

Retirement and Other Benefits

The named executive officers participate in certain benefit programs available to all other employees of Peoples, subject to the same eligibility requirements as all employees, including participation in (1) the Peoples Bancorp Inc. Retirement Plan and Trust (the “Retirement Plan”), (2) the Peoples Bancorp Inc. Retirement Savings Plan, (3) the Peoples Bancorp Group Term Life Insurance Plan and (4) the medical and dental insurance plans provided by Peoples.

The Retirement Plan has a different benefit calculation for those individuals employed by Peoples before January 1, 2003 and those employed by Peoples on January 1, 2003 and thereafter. Messrs. Bradley, Holdren, and Yazombek and Ms. Schneeberger were employed by Peoples prior to January 1, 2003; whereas, Mr. Wesel was employed by Peoples after January 1, 2003.  Compensation used to calculate the amount of pension payable under the Retirement Plan includes base salary, incentive pay, overtime pay, bonuses, and any pre-tax savings under the Retirement Savings Plan (Peoples 401(k) Plan) as well as Peoples’ Internal Revenue Code Section 125 plan.  Benefit distribution options are identical for both groups as well as the vesting requirement in order to be eligible for a pension benefit under the Retirement Plan.

For those named executive officers employed by Peoples before January 1, 2003, normal retirement occurs at age 65.  The pension benefit is calculated as follows:

(a)	Forty percent (40%) of the named executive officer’s average compensation (annual compensation during the highest five consecutive years out of the last ten years of service), plus

(b)	Seventeen percent (17%) of the excess of the named executive officer’s average compensation in excess of his/her Social Security covered compensation;

(c)	Such sum of (a) and (b) is multiplied by the total years of service with Peoples up to a maximum of 30.

For those named executive officers employed by Peoples before January 1, 2003, early retirement can occur at age 50 if the executive officer has at least 10 years of service with Peoples.  The pension benefit is calculated as follows:

(a)	Forty percent (40%) of the named executive officer’s average compensation (annual compensation during the highest five consecutive years out of the last ten years of service), plus

(b)	Seventeen percent (17%) of the excess of the named executive officer’s average compensation in excess of his/her Social Security covered compensation;

(c)
Such sum of (a) and (b) is multiplied by the total years of service with Peoples up to a maximum of 30 and reduced by one-fifteenth for each of the first five years and one-thirtieth for each of the next ten years by which the executive’s early retirement date precedes the normal retirement date.

For those named executive officers employed by Peoples on or after January 1, 2003, normal retirement occurs at age 65.  The pension benefit is calculated as follows:

(a)	The Cash Balance Account (as such term is defined in the Retirement Plan) at the end of the prior plan year, plus

(b)
Interest to the earlier of the end of the prior plan year or the end of the month containing the named  executive officer’s termination of employment on the Cash Balance Account as of the end of the prior plan year based on the one-year constant maturity rate for the December preceding the determination year plus 50 basis points, plus

(c)	An annual accrual equal to 2% of compensation for the plan year provided the named executive officer earned a year of service during the plan year.

For those named executive officers employed by Peoples on or after January 1, 2003, early retirement can occur at age 50 if the named executive officer has at least 10 years of service with Peoples.  The pension benefit is calculated as follows:

(a)	The Cash Balance Account at the end of the prior plan year, plus

(b)
Interest to the earlier of the end of the prior plan year or the end of the month containing the executive officer’s termination of employment on the Cash Balance Account as of the end of the prior plan year based on the one-year constant maturity rate for the December preceding the determination year plus 50 basis points, plus

(c)	An annual accrual equal to 2% of compensation for the plan year provided the named executive officer earned a year of service during the plan year;

(d)	The benefit is reduced as follows:

Ages                                   Reduction
60 – 65                                 6.66% per year
50 – 60                                 3.33% per year

  None of the named executive officers participate in multiple defined benefit retirement plans.  Under the terms of the Retirement Plan, the named executive officers are not granted extra years of credited service.

The named executive officers are also eligible to participate in the Peoples Bancorp Inc. Retirement Savings Plan (Peoples’ 401(k) Plan), on the same basis as other employees.  Peoples matches 100% of the first 3% of the employee’s contribution and then matches 50% of the next 2% that the employee contributes, the sum of which equals the maximum match of 4%.

Additionally, the named executive officers participate in the Peoples Bancorp Group Term Life Insurance Plan on the same basis as other employees.  Peoples pays the premiums for all associates under this plan.  In the event a named executive officer dies, his or her beneficiary will be paid an amount equal to two times the executive officer’s base salary at the time of death, up to a limit of $600,000.

The named executive officers are also eligible to participate in the medical and dental insurance plans provided by Peoples.  These individuals participate on the same basis as other employees.  The plans are contributory and both the employees and Peoples pay for the cost of the health insurance premiums.

Perquisites and Other Personal Benefits

The Committee periodically reviews the level of perquisites and other personal benefits provided to the named executive officers.  Consistent with its overall compensation program, the Committee believes the perquisites and other personal benefits provided to the named executive officers are reasonable and necessary to attract and retain employees for key positions to promote the long-term interests of our shareholders.

On January 12, 2006, the Committee adopted an Executive Health Program for the executive officers.  The Executive Health Program provides an opportunity for each named executive officer to participate in a comprehensive medical screening annually at the expense of Peoples.  Participation in this program is voluntary.  The objective of the Executive Health Program is the early identification of potential health problems and the prompt, expert treatment of any medical problems detected, which could negatively impact Peoples’ financial performance or current management succession plans.

Based on business need, on a case-by-case basis, the Committee grants the use of a company-paid automobile and/or country club membership to selected named executive officers to further business development on behalf of Peoples and its shareholders.  Personal use of a company-paid automobile is reported as income to the named executive officer.  Expenses relating to personal use of the country club amenities are either reimbursed to Peoples or paid by the named executive officer.

Peoples has entered into Change in Control Agreements with all of the named executive officers.  The Change in Control Agreements are designed to motivate executive officers to act in the best interests of shareholders and to promote stability and continuity of the services of the executive officers during a change in control.  The Change in Control Agreements are “double trigger” agreements that provide severance payments to an executive only if Peoples or its successor terminates the executive’s employment without “cause” or the executive terminates his or her employment with “good reason” after the change in control.  The Committee chose the “double trigger” to forego extra costs to Peoples or its successor if the executive continues in the same or similar role after the change in control while still motivating the executive to act in the best interests of the shareholders by providing for the executive even if he or she would not have the same or similar role after the change in control.  Additional information regarding the definition of a change in control, the description of the additional event(s) that must occur in order for the executive to receive severance compensation following a change in control, and applicable payments under such agreements for the named executive officers is provided under the heading of “OTHER POTENTIAL POST EMPLOYMENT PAYMENTS”on page 36.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code prohibits Peoples from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) and the four most highly compensated officers of Peoples, other than the chief executive officer, at the end of Peoples’ fiscal year.  The $1 million compensation deduction limitation does not apply to “performance-based compensation.”  The 2006 Equity Plan complies with Section 162(m) so that any compensation, which may be received by executive officers of Peoples under this plan, will qualify as “performance-based.”  Performance goals were included in the 2006 Equity Plan, which was approved by Peoples’ shareholders on April 13, 2006.  All named executive officers of Peoples receive compensation at levels substantially below the $1 million deductibility limit.

Non-qualified Deferred Compensation

As required by the Internal Revenue Service, all corporations need to be in operational compliance at the present time and in documentary compliance by year-end 2008 with Internal Revenue Code Section 409A.  Peoples is operating under the tenants of Section 409A presently and is scheduled to have all documents amended to comply with this Internal Revenue Code Section by the end of 2008.  When Peoples’ plan documents and individual agreements are modified to comply with Section 409A, such documents will be filed through Peoples normal SEC disclosure process.  Peoples has not realized any material changes to its compensation program as a result of compliance with Section 409A.

Accounting for Equity-Based Compensation

Beginning on January 1, 2006, Peoples began accounting for equity-based grants in accordance with the requirements of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (FAS 123(R)).

Summary

The Committee believes that the best measure of whether the executive compensation program is achieving its intended goals is to look at the long-term performance of Peoples.  That performance, including financial performance, operational excellence, and shareholder returns, has been good relative to Peoples Peer Group.  In light of these results, the Committee believes Peoples’ compensation program for its named executive officers continues to serve the interests of the shareholders well.  The program is part of a fully integrated, performance-based system that provides a balanced and stable foundation for strong and effective leadership into the future and ensures alignment with long-term shareholder interests.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Peoples’ Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2007.

Submitted by the Compensation Committee of Peoples’ Board of Directors:
Frank L. Christy, Chairman; Carl L. Baker, Jr.; George W. Broughton; David L. Mead; Robert W. Price; and Paul T. Theisen

SUMMARY COMPENSATION TABLE FOR 2007

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2007 and 2006.  Peoples has not entered into any employment agreements with any of the named executive officers.  When setting the total compensation for each of the named executive officers, the Compensation Committee reviews a tally sheet that shows the named executive officer’s current compensation, including equity and non-equity based compensation.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
				(4)	(5)	(6)	(7)	(8)
		($)	($)	($)	($)	($)	($)	($)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark F. Bradley	2007	$255,000	-	$2,896	$7,725	$38,250	$1,270	$15,969	$321,110
President and Chief Executive Officer	2006	$250,000	-	-	$4,426	$56,750	$12,722	$11,793	$335,691
Donald J. Landers (1)	2007	$65,539	- $25,000 (3)	$1,142	$1,505	-	-	$106,657	$174,843
Former Chief Financial Officer and Treasurer	2006	$143,975		-	$1,380	$19,581	$3,409	-	$193,345
Carol A. Schneeberger (2)	2007	$169,002	-	$7,839	$7,831	$22,477	-	$8,509	$215,658
Chief Financial Officer, Treasurer and Executive Vice President of Operations	2006	$164,800	-	-	$13,950	$27,522	$27,714	$11,262	$245,248
Joseph S. Yazombek	2007	$206,012	- -	$12,051	$12,055	$31,932	$7,654	$11,142	$280,846
Executive Vice President, Chief Lending Officer	2006	$200,850		-	$17,505	$42,114	$35,330	$13,658	$309,457
Larry E. Holdren	2007	$162,080	-	$6,406	$6,403	$11,345	$28,273	$7,077	$221,584
Executive Vice President, Business and Corporate Development	2006	$162,080	-	-	$11,172	$22,367	$55,297	$13,036	$263,952
David T. Wesel	2007	$157,500	-	$2,212	$4,136	$35,910	$3,929	$10,278	$213,965
Executive Vice President	2006	$150,000	-	-	$1,764	$38,100	$3,473	$13,840	$207,177

(1)	Mr. Landers resigned his position of Chief Financial Officer and Treasurer on April 9, 2007.

(2)	Ms. Schneeberger was named interim Chief Financial Officer and Treasurer in addition to her duties as Executive Vice President of Operations on April 9, 2007.

(3)	Mr. Landers was paid a $25,000 deferred employment sign-on bonus on June 30, 2006.

(4)
The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for 2007, in accordance with FAS 123(R) for awards of restricted shares pursuant to Peoples’ 2006 Equity Plan. These amounts excluded the impact of estimated forfeitures related to service-based vesting conditions, as required by the SEC.  Assumptions used in the calculation of these amounts are included in the “Notes To The Consolidated Financial Statements, Note 16, Stock-Based Compensation” on pages 76 through 79 of Peoples’ Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2007.  The entire amount of FAS 123(R) expense was recognized in 2007 for awards of restricted shares made in 2007 to Messrs. Yazombek and Holdren and Ms. Schneeberger as they had reached retirement eligibility (50 years of age or older and 10 years of service with Peoples) as of the grant date, since the restriction on transfer of the restricted shares lapses upon retirement.  FAS 123(R) expense for Messrs. Bradley, Landers, and Wesel is spread over the three-year vesting period assigned to the awards of restricted shares made in 2007.  Mr. Landers forfeited 192 unvested restricted shares upon his voluntary resignation on April 9, 2007.

(5)
The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for 2006 and 2007, in accordance with FAS 123(R) for awards pursuant to Peoples’ 2002 Stock Option Plan and Peoples’ 2006 Equity Plan. These amounts excluded the impact of estimated forfeitures related to service-based vesting conditions, as required by the SEC.  Assumptions used in the calculation of these amounts are included in the “Notes To The Consolidated Financial Statements, Note 16, Stock-Based Compensation” on pages 76 through 79 of Peoples’ Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2007.  The entire amount of FAS 123(R) expense was recognized (a) in 2006 for stock options granted in 2006 and (b) in 2007 for SARs to be settled in common shares awards made in 2007, in the case of each Messrs. Yazombek and Holdren and Ms. Schneeberger as they had reached retirement eligibility (50 years of age or older and 10 years of service with Peoples) as of the grant date, since vesting of stock options and SARs to be settled in common shares accelerates upon retirement.  FAS 123(R) expense for Messrs. Bradley, Landers, and Wesel is spread over the three-year vesting period assigned to the stock options and SARs to be settled in common shares awards.  Vesting for all then unvested stock options was accelerated on December 31, 2005; therefore, all FAS 123(R) expense reported for 2006 is related to the stock options granted in 2006 and all FAS 123(R) expense reported for 2007 is related to stock options granted in 2006 and SARs to be settled in common shares granted in 2007.  Mr. Landers forfeited 1,485 unvested incentive stock options and 673 unvested SARs upon his voluntary resignation on April 9, 2007.

(6)
The amounts in column (g) represent cash incentives earned under the Incentive Award Plan, and are reported for the fiscal year with respect to which the cash incentives were earned. Mr. Landers did not earn a cash incentive under the Incentive Award Plan for the 2007 fiscal year since he resigned prior to the end of the fiscal year.  Executive officers are required to defer 25% of their cash incentive for a period of three years and have the option to defer any of the remaining cash incentive until they retire or their employment is terminated. The amounts shown for 2007 include the following deferred portion of the cash incentive earned by each named executive officer: (a) Mr. Bradley - $9,562; (b) Ms. Schneeberger - $5,619; (c) Mr. Yazombek - $31,932; (d) Mr. Holdren - $5,673; and (e) Mr. Wesel - $12,568.  The non-deferred portions of the cash incentives earned for 2007 fiscal year performance were paid February 22, 2008.  The amounts shown for 2006 include the following deferred portion of the cash incentive earned by each named executive officer: (a) Mr. Bradley - $14,187; (b) Mr. Landers - $4,895; (c) Mr. Yazombek - $42,114; (d) Ms. Schneeberger - $6,880; and (e) Mr. Holdren - $11,184. The non-deferred portions of the cash incentives earned for 2006 fiscal year performance were paid February 23, 2007.

(7)
Amounts in column (h) represent the actuarial increase in the present value of the named executive officer’s benefits under Peoples’ pension plan (the Retirement Plan) determined using assumptions consistent with those used in Peoples’ consolidated financial statements and include amounts that the named executive officer may not be entitled to receive because such amounts are not vested.  The amounts shown do not include the decline in the actuarial present value of the accumulated benefit under Peoples’ pension plan in 2007 for: (a) Mr. Bradley - $1,894; (b) Mr. Landers - $9,284; and (c) Ms. Schneeberger - $5,598.  Mr. Bradley’s amount also includes $1,163 for 2006 and $1,270 for 2007 which represents dividends credited in that year on the cumulative amount of directors’ fees deferred in prior years under the terms of the Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries.  Mr. Bradley has not been paid a fee for his services as a director of Peoples and Peoples Bank since December 31, 2004.  No amount is included in column (h) for the amount of interest accrued on the cumulative amount of cash incentives deferred by each named executive officer under the terms of the Incentive Award Plan since the rate earned was not above-market or preferential.

(8)
All other compensation for each named executive officer for 2007 includes: (a) Mr. Bradley - 401(k) company match, country club membership, Executive Health Program, and dividends on restricted shares; (b) Mr. Landers - resigned April 9, 2007, and entered into a Resignation and Severance Agreement, under which Mr. Landers received the following severance benefits: (i) severance pay equal to $88,751.28, representing six months of his base salary in effect immediately prior to April 9, 2007, in one lump-sum (less applicable withholdings and taxes); (ii) Peoples paid Mr. Landers’ COBRA healthcare and dental premiums for coverage through April 30, 2008; and (iii) dividends on restricted shares; (c) Ms. Schneeberger - 401(k) company match and dividends on restricted shares; (d) Mr. Yazombek - 401(k) company match, country club membership, and dividends on restricted shares; (e) Mr. Holdren - 401(k) company match and dividends on restricted shares; and (f) Mr. Wesel -  401(k) company match, country club membership and dividends on restricted shares.  All other compensation for each named executive officers in 2006 includes: (a) Mr. Bradley - 401(k) company match and country club membership; (b) Mr. Landers - $25,000 deferred employment sign-on bonus paid on June 30, 2006; (c) Ms. Schneeberger - 401(k) company match and Executive Health Program; (d) Mr. Yazombek - 401(k) company match, personal use of company provided vehicle, country club membership and Executive Health Program;  (e) Mr. Holdren - 401(k) company match, personal use of company provided vehicle and Executive Health Program; and (f) Mr. Wesel - 401(k) company match, country club membership and Executive Health Program.

GRANTS OF PLAN-BASED AWARDS FOR 2007

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum	(5)	(6)
			($)	($)	($)	($)	($)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Mark F. Bradley	-	-	$0	$127,500	$255,000	-	-	-	-	-	-	--
	-	-	-	-	-	$0	$63,750	$127,500
	2/13/2007	2/8/2007	-	-	-	-	-	-	-	1,707	$29.25	$14,251
	2/13/2007	2/8/2007	-	-	-	-	-	-	487	-	-	$14,245
Donald J. Landers (1)	2/13/2007	2/8/2007	-	-	-	-	-	-	-	673	$29.25	$5,618
	2/13/2007	2/8/2007	-	-	-	-	-	-	192	-	-	$5,616
Carol A. Schneeberger (2)	-	-	$0	$59,151	$118,302	-	-	-	-	-	-	-
	-	-	-	-	-	$0	$33,800	$67,601	-	-	-	-
	2/13/2007	2/8/2007	-	-	-	-	-	-	-	938	$29.25	$7,831
	2/13/2007	2/8/2007	-	-	-	-	-	-	268	-	-	$7,839
Joseph S. Yazombek	-	-	$0	$72,104	$144,208	-	-	-	-	-	-	-
	-	-	-	-	-	$0	$41,202	$82,405	-	-	-	-
	2/13/2007	2/8/2007	-	-	-	-	-	-	-	1,444	$29.25	$12,055
	2/13/2007	2/8/2007	-	-	-	-	-	-	412	-	-	$12,501
Larry E. Holdren	-	-	$0	$56,728	$113,455	-	-	-	-	-	-	-
	-	-	-	-	-	$0	$32,416	$64,832	-	-	-	-
	2/13/2007	2/8/2007	-	-	-	-	-	-	-	767	$29.25	$6,403
	2/13/2007	2/8/2007	-	-	-	-	-	-	219	-	-	$6,406
David T. Wesel	-	-	$0	$55,125	$110,250	-	-	-	-	-	-	-
	-	-	-	-	-	$0	$31,500	$63,000	-	-	-	-
	2/13/2007	2/8/2007	-	-	-	-	-	-	-	1,303	$29.25	$10,878
	2/13/2007	2/8/2007	-	-	-	-	-	-	372	-	-	$10,881

(1)
Donald J. Landers resigned as Chief Financial Officer and Treasurer effective April 9, 2007.  All awards shown in this table were forfeited upon resignation as they were unvested at the time of his voluntary resignation.

(2)	Ms. Schneeberger was named interim Chief Financial Officer and Treasurer effective April 9, 2007.

(3)
Cash incentive potential available for payment through the Incentive Award Plan if the indicated level of performance was achieved for the 2007 fiscal year.  Refer to the “Annual Cash Incentives” section on page 20 of the “COMPENSATION DISCUSSION AND ANALYSIS” for additional information regarding the Incentive Award Plan.

(4)
Economic value of equity grants available for award through the 2006 Equity Plan if the indicated level of performance was achieved for the 2007 fiscal year.  Equity-based incentive awards are denominated in dollars, rather than number of common shares.  As a result, the target and maximum amounts are shown in “dollars” rather than the “number of common shares.”  At the time of payout, the economic value of the actual award earned is translated into awards of restricted shares and SARs to be settled in common shares made under Peoples’ 2006 Equity Plan.  Fifty percent of the economic value is awarded in restricted shares, using the closing price of Peoples’ common shares on the grant date.  The remaining 50% of the economic value is awarded in SARs to be settled in common shares, using the Black-Scholes value of the SARs as of the award date.  Refer to the “Long-Term Equity-Based Incentive Compensation” section on page 22 of the “COMPENSATION DISCUSSION AND ANALYSIS” for additional information regarding awards of equity-based grants.

(5)
Number of restricted shares granted through the 2006 Equity Plan on February 13, 2007, based upon corporate and individual performance for the 2006 fiscal year.  The restriction on transfer of restricted shares lapses on the third anniversary of the grant date.  The named executive officer has the right to vote the common shares underlying the restricted shares and is entitled to receive dividends paid with respect to the underlying common shares; however, if any dividends are paid in common shares of Peoples, those common shares will be subject to the same restrictions on transfer as the restricted shares with respect to which they were issued.  Refer to the “Long-Term Equity-Based Incentive Compensation” section on page 22 of the “COMPENSATION DISCUSSION AND ANALYSIS” for additional information regarding awards of restricted shares.

(6)
Number of SARs to be settled in common shares granted through the 2006 Equity Plan on February 13, 2007.  The SARs have a term of 10 years and become exercisable at the end of the vesting period, which is three years from the grant date.  Refer to the “Long-Term Equity-Based Incentive Compensation” section on page 22 of the “COMPENSATION DISCUSSION AND ANALYSIS” for additional information regarding SARs to be settled in common shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

The following table provides information relating to the option/SAR awards and stock awards held by the named executive officers at the end of the 2007 fiscal year.  Each grant is shown separately for each named executive officer.  The market value of the stock awards is based on the closing price of Peoples’ common shares as reported on the NASDAQ Global Select Market on December 31, 2007, which was $24.89.  Donald J. Landers resigned as Chief Financial Officer and Treasurer effective April 9, 2007.  He did not have any outstanding equity awards as of December 31, 2007; therefore, he is not shown in the table.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs	Number of Securities Underlying Unexercised Options/ SARs	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs	Option/ SAR Exercise Price	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
		(#)	(#)	(#)	($)		(#)	($)	(#)	($)
		Exercisable	Unexercisable
		(1)		(2)					(2)	(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Mark F. Bradley	7/23/1998	1,537	-	-	$18.70	7/23/2008	-	-	-	-
	4/1/1999	7,687	-	-	$14.92	4/1/2009	-	-	-	-
	4/27/2000	5,082	-	-	$13.58	4/27/2010	-	-	-	-
	5/9/2002	1,563	-	-	$23.59	5/9/2012	-	-	-	-
	5/9/2002	1,264	-	-	$23.59	5/9/2012	-	-	-	-
	3/27/2003	3,707	-	-	$22.32	3/27/2013	-	-	-	-
	3/27/2003	2,090	-	-	$22.32	3/27/2013	-	-	-	-
	2/10/2005	459	-	-	$27.38	2/10/2015	-	-	-	-
	2/9/2006	-	2,970 (4)	-	$28.25	2/9/2016	-	-	-	-
	2/13/2007	-	1,707 (5)	-	$29.25	2/13/2017	-	-	-	-
	2/13/2007	-	-	-	-	-	487 (7)	$12,121	-	-
	2/20/2008	-	-	-	-	-	-	-	402 (8)	$9,556
	2/20/2008	-	-	1,734 (6)	$23.77	2/20/2018	-	-	-	-

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs	Number of Securities Underlying Unexercised Options/ SARs	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs	Option/ SAR Exercise Price	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
		(#)	(#)	(#)	($)		(#)	($)	(#)	($)
		Exercisable	Unexercisable
		(1)		(2)					(2)	(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Carol A. Schneeberger	4/1/1999	2,243	-	-	$14.92	4/1/2009	-	-	-	-
	4/27/2000	4,765	-	-	$13.58	4/27/2010	-	-	-	-
	5/9/2002	1,654	-	-	$23.59	5/9/2012	-	-	-	-
	5/9/2002	1,963	-	-	$23.59	5/9/2012	-	-	-	-
	3/27/2003	3,755	-	-	$22.32	3/27/2013	-	-	-	-
	3/27/2003	2,279	-	-	$22.32	3/27/2013	-	-	-	-
	2/10/2005	792	-	-	$27.38	2/10/2015	-	-	-	-
	2/9/2006	-	1,903 (4)	-	$28.25	2/9/2016	-	-	-	-
	2/13/2007	-	938 (5)	-	$29.25	2/13/2017	-	-	-	-
	2/13/2007	-	-	-	-	-	268 (7)	$6,671	-	-
	2/20/2008	-	-	-	-	-	-	-	270 (8)	$6,418
	2/20/2008	-	-	1,165 (6)	$23.77	2/20/2018	-	-	-	-
Joseph S. Yazombek	4/1/1999	7,687	-	-	$14.92	4/1/2009	-	-	-	-
	4/27/2000	3,812	-	-	$13.58	4/27/2010	-	-	-	-
	5/9/2002	1,928	-	-	$23.59	5/9/2012	-	-	-	-
	5/9/2002	2,947	-	-	$23.59	5/9/2012	-	-	-	-
	3/27/2003	3,900	-	-	$22.32	3/27/2013	-	-	-	-
	3/27/2003	2,779	-	-	$22.32	3/27/2013	-	-	-	-
	2/10/2005	1,215	-	-	$27.38	2/10/2015	-	-	-	-
	2/9/2006	-	2,388 (4)	-	$28.25	2/9/2016	-	-	-	-
	2/13/2007	-	1,444 (5)	-	$29.25	2/13/2017	-	-	-	-
	2/13/2007	-	-	-	-	-	412 (7)	$10,255	-	-
	2/20/2008	-	-	-	-	-	-	-	386 (8)	$9,175
	2/20/2008	-	-	1,663 (6)	$23.77	2/20/2018	-	-	-	-

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs	Number of Securities Underlying Unexercised Options/ SARs	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs	Option/ SAR Exercise Price	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
		(#)	(#)	(#)	($)		(#)	($)	(#)	($)
		Exercisable	Unexercisable
		(1)		(2)					(2)	(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Larry E. Holdren	7/23/1998	818	-	-	$18.70	7/23/2008	-	-	-	-
	4/1/1999	7,687	-	-	$14.92	4/1/2009	-	-	-	-
	4/27/2000	3,812	-	-	$13.58	4/27/2010	-	-	-	-
	5/9/2002	1,928	-	-	$23.59	5/9/2012	-	-	-	-
	5/9/2002	2,287	-	-	$23.59	5/9/2012	-	-	-	-
	3/27/2003	3,900	-	-	$22.32	3/27/2013	-	-	-	-
	3/27/2003	2,766	-	-	$22.32	3/27/2013	-	-	-	-
	2/10/2005	587	-	-	$27.38	2/10/2015	-	-	-	-
	2/9/2006	-	1,524 (4)	-	$28.25	2/9/2016	-	-	-	-
	2/13/2007	-	767 (5)	-	$29.25	2/13/2017	-	-	-	-
	2/13/2007	-	-	-	-	-	219 (7)	$5,451	-	-
	2/20/2008	-	-	-	-	-	-	-	136 (8)	$3,233
	2/20/2008	-	-	588 (6)	$23.77	2/20/2018	-	-	-	-
David T. Wesel	2/16/2004	2,000	-	-	$28.25	2/16/2014	-	-	-	-
	2/10/2005	425	-	-	$27.38	2/10/2015	-	-	-	-
	2/9/2006	-	1,184 (4)	-	$28.25	2/9/2016	-	-	-	-
	2/13/2007	-	1,303 (5)	-	$29.25	2/13/2017	-	-	-	-
	2/13/2007	-	-	-	-	-	372 (7)	$9,259	-	-
	2/20/2008	-	-	-	-	-	-	-	431 (8)	$10,245
	2/20/2008	-	-	1,857 (6)	$23.77	2/20/2018	-	-	-	-

(1)	Stock options were granted to the named executive officers in years prior to 2006. Vesting was accelerated on all then unvested stock options as of December 31, 2005.

(2)
The amount in these columns represents the actual SAR and restricted share awards approved by the Compensation Committee on February 14, 2008 and granted to each named executive officer on February 20, 2008, with respect to corporate and individual performance for the 2007 fiscal year.  They are considered “unearned” as they were not granted until after the end of the 2007 fiscal year.  See the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns in the “Grants of Plan-Based Awards for 2007” table for information regarding the range of economic values that was possible for these awards.

(3)
The market values indicated in this column are based on the closing price of Peoples’ common shares as reported on the NASDAQ Global Select Market on December 31, 2007 ($24.89), not the market value of the award on the date of grant (February 20, 2008).

(4)	Stock options were granted on February 9, 2006 under Peoples’ 2002 Stock Option Plan and will vest on February 9, 2009.

(5)	SARs to be settled in common shares were approved by the Compensation Committee on February 8, 2007 and granted on February 13, 2007, and will vest on February 13, 2010.

(6)	SARs to be settled in common shares were approved by the Compensation Committee on February 14, 2008 and granted on February 20, 2008, and will vest on February 20, 2011.

(7)	Restricted shares were approved by the Compensation Committee on February 8, 2007 and granted on February 13, 2007, and will vest on February 13, 2010.

(8)	Restricted shares were approved by the Compensation Committee on February 14, 2008 and granted on February 20, 2008, and will vest on February 20, 2011.

OPTION EXERCISES AND STOCK VESTED FOR 2007

The following table provides information for the named executive officers relating to stock options exercised during the 2007 fiscal year, including the number of common shares acquired upon exercise and the value realized.  The values shown below are before payment of any applicable withholding tax.  None of the restricted shares held by the named executive officers vested during the 2007 fiscal year.

	Option Awards		Stock Awards
Name	Number of Common Shares Acquired on Exercise	Valued Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Mark F. Bradley	1,440	$11,437	-	-
Donald J. Landers	2,100	$5,361	-	-
Carol A. Schneeberger	600	$6,801	-	-
Joseph S. Yazombek	8,774	$60,649	-	-
Larry E. Holdren	7,956	$46,336	-	-
David T. Wesel	-	-	-	-

PENSION BENEFITS FOR 2007

The table below shows the actuarial present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer, under the Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in Peoples’ consolidated financial statements.  Information regarding the Retirement Plan can be found in the “Retirement and Other Benefits” section onpage 25 of the “COMPENSATION DISCUSSION AND ANALYSIS.”

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		(#)	($)	($)
		(3)
(a)	(b)	(c)	(d)	(e)
Mark F. Bradley	Retirement Plan	16	$56,122	-
Donald J. Landers (1)	Retirement Plan	N/A	-	-
Carol A. Schneeberger (2)	Retirement Plan	30	$267,016	-
Joseph S. Yazombek (2)	Retirement Plan	24	$269,512	-
Larry E. Holdren (2)	Retirement Plan	25	$499,512	-
David T. Wesel	Retirement Plan	4	$11,226	-

(1)
Mr. Landers resigned as Chief Financial Officer and Treasurer effective April 9, 2007, and, accordingly, did not participate in or have accumulated benefits under the Retirement Plan as of December 31, 2007.

(2)	Messrs. Yazombek and Holdren and Ms. Schneeberger had reached retirement eligibility (50 years of age or older and 10 years of service with Peoples) as of December 31, 2007.

(3)	Years of credited service are equal to the actual years of service by the named executive officer to Peoples.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2007

The following table provides information regarding cash incentives earned under the Incentive Award Plan but deferred in accordance with the terms of that Plan.  Information regarding deferrals of cash incentives earned under the Incentive Award Plan can be found in the “Annual Cash Incentives” section on page 20 of the “COMPENSATION DISCUSSION AND ANALYSIS.”  The table does not include any cash incentives earned under the Incentive Award Plan for 2007 fiscal year performance but deferred in accordance with the terms of such Plan since those deferrals occurred after the end of the 2007 fiscal year.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
	($)	($)	($)	($)	($)
	(1)	(2)	(3)	(4)	(5)
(a)	(b)	(c)	(d)	(e)	(f)
Mark F. Bradley	-	$14,187	$1,404	-	$33,958
Donald J. Landers	-	$4,895	$386	$9,593 (6)	-
Carol A. Schneeberger	-	$6,880	$1,509	-	$35,274
Joseph S. Yazombek	$31,586	$10,529	$9,653	-	$225,392
Larry E. Holdren	$5,592	$5,592	$7,143	-	$163,884
David T. Wesel	$9,525	$9,525	$750	-	$19,800

(1)
Amounts in column (b) represent the voluntary elective deferral by the named executive officer in 2007 of a portion of his cash incentive earned for 2006 fiscal year performance plus any accumulated balance of mandatory deferrals voluntarily further deferred by the named executive officer at the end of the original three-year deferral period.  No mandatory deferral period lapsed in 2007 as no cash incentives were awarded to executive officers in 2004 for 2003 fiscal year performance.

(2)
Amounts in column (c) represent the mandatory 25% deferral in 2007 for each of the named executive officers of the cash incentive earned for 2006 fiscal year performance.  These amounts are reported in the “SUMMARY COMPENSATION TABLE FOR 2007” on page 28 within the amount shown in the Non-Equity Incentive Plan Compensation column for Mr. Bradley, Mr. Landers, Ms. Schneeberger, Mr. Yazombek, Mr. Holdren and Mr. Wesel.

(3)
Amounts in column (d) represent the aggregate earnings on the accumulated mandatory and voluntary deferrals of cash incentives for each of the named executive officers.  None of these amounts are included in the Summary Compensation Table since the rate earned was not above-market or preferential.

(4)
Amounts in column (e) represent the aggregate withdrawals or distributions for each named executive officer of amounts deferred in accordance with terms of the Incentive Award Plan, which also includes the accumulated balance voluntarily re-deferred by the named executive officer at the end of the mandatory three-year deferral period.  No mandatory deferrals vested in 2007.

(5)
Of the amount reported in column (f) for each named executive officer, the following amount was reported in the Summary Compensation Table included in Peoples’ 2007 Proxy Statement for the 2007 Annual Meeting of Shareholders and are reported within the amount shown in the Non-Equity Incentive Plan Compensation column for 2006: (a) Mr. Bradley - $14,187; (b) Mr. Landers - $4,895; (c) Ms. Schneeberger - $6,880; (d) Mr. Yazombek - $42, 114; and (e) Mr. Holdren - $11,184.  This amount is also reported in the “SUMMARY COMPENSATION TABLE FOR 2007” on page 28 within the amount shown in the Non-Equity Incentive Plan Compensation column for 2006.  Mr. Wesel was not a named executive officer in the 2007 Proxy Statement, but is included in this Proxy Statement.  The amount included in his 2006 earnings, as included in this Proxy Statement, is $19,050.

(6)	Mr. Landers forfeited his unvested balance due to his voluntary resignation on April 9, 2007.

OTHER POTENTIAL POST EMPLOYMENT PAYMENTS

The amount of compensation payable to each named executive officer upon voluntary termination, early retirement, involuntary not-for-cause termination, termination following a change of control and termination in the event of disability or death of the named executive officer is described below.

In the event of the retirement, disability, or death of a named executive officer or a change in control of Peoples, the vesting period is accelerated with regard to the mandatory deferrals of the cash incentives earned under the Incentive Award Plan and unvested outstanding equity-based awards.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive amounts earned during his or her term of employment.  These amounts are not included in the table below.  Such amounts would include:

•	cash incentives earned under the Incentive Award Plan during the fiscal year in which termination occurs less the mandatory deferral amount, if he or she is employed as of the payment date;

•	all vested equity-based awards earned through the long-term equity-based incentive compensation programs;

•	all cash incentives voluntarily deferred under the Incentive Award Plan;

•	the balance of the named executive officer’s Retirement Savings Plan (Peoples 401(k) Plan) account;

•	pay for unused paid time off; and

•	amounts accrued and vested through the Retirement Plan (Peoples’ pension plan).

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified above, he or she would receive the following benefits:

•	all previously unvested equity-based awards would vest; and

•	all previously unvested mandatory deferrals under the Incentive Award Plan would vest.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination”and “Payments Made Upon Retirement” above, the named executive officer will also receive benefits under Peoples’ disability plan or payments under Peoples’ life insurance plan, as appropriate.

Payments Made Upon a Change in Control

The Compensation Committee engaged the services of Amalfi Consulting to explore whether change in control agreements would be appropriate for the named executive officers of Peoples.  Based upon a recommendation from Amalfi Consulting, the Compensation Committee supported the development and offering of change in control agreements for all named executive officers to promote shareholder value and ensure an orderly, effective transition should a change in control of Peoples occur.

The agreements were not undertaken in the belief a change in control was imminent or expected.  Peoples has entered into change in control agreements with all of the named executive officers.  Mr. Landers’ change in control agreement terminated upon his voluntary resignation on April 9, 2007.  Under the agreements, a change in control occurs when one or more of the following events take place:

(a)
Any person or entity or group of affiliated persons or entities (other than Peoples) becomes a beneficial owner, directly or indirectly, of 25% or more of Peoples’ voting securities or all or substantially all of the assets of Peoples;

(b)
Peoples enters into a definitive agreement which contemplates the merger, consolidation or combination of Peoples with an unaffiliated entity in which at least one of the following is to occur: (i) the Board of Directors of Peoples, immediately prior to such merger, consolidation or combination will constitute less than a majority of the board of directors of the surviving, new or combined entity; or (ii) less than 75% of the outstanding voting securities of the surviving, new or combined entity will be beneficially owned by the shareholders of Peoples immediately prior to such merger, consolidation or combination, unless the agreement is terminated without consummation of the transaction;

(c)
Peoples enters into a definitive agreement which contemplates the transfer of all or substantially all of Peoples’ assets, other than to a wholly-owned subsidiary, unless the agreement is terminated without consummation of the transaction;

(d)
A majority of the members of the Board of Directors of Peoples are persons who: (i) were not members of the Board on the date of the applicable change in control agreement (“current members”); (ii) were not nominated by a vote of such Board which included the affirmative vote of a majority of the current members on such Board at the time of their nomination (“future designees”); and (iii) were not nominated by a vote of such Board which included the affirmative votes of a majority of the current members and future designees, taken as a group, on such Board at the time of their nomination.

    Generally, the agreements provide for severance compensation to those named executive officers if their employment is terminated by Peoples or its successor for any reason other than cause (defined as gross negligence or neglect of duties; commission of a felony or a gross misdemeanor involving moral turpitude; fraud, disloyalty, dishonesty or willful violation of any law or significant policy of Peoples; or issuance of an order by the banking regulators of Peoples for removal of the named executive officer) within six months prior to or 24 months after a defined change in control occurs.  In addition, compensation will be paid if the named executive officer voluntarily terminates employment during the same periods because of: (1) a decrease in the named executive officer’s base annual compensation without the named executive officer’s consent; (2) a material reduction in the importance of the named executive officer’s job responsibilities without the named executive officer’s consent, other than by reason of termination for cause or by reason of disability, retirement, or death; (3) geographical relocation of the named executive officer without the named executive officer’s consent to an office more than 50 miles from the named executive officer’s current location; or (4) failure by Peoples to obtain assumption of the agreement by its successor.

The named executive officer’s base annual compensation for purpose of his or her respective change in control agreement is calculated as the average annualized compensation paid by Peoples, prior to any deferred arrangements, during the most recent five taxable years ending before the date of the change in control, subject to certain adjustments in the event that Section 280G of the Internal Revenue Code is triggered..  For named executive officers that have worked for Peoples for less than five years, the average annualized compensation paid by Peoples is calculated for the number of years employed by Peoples.

Under the agreements, severance provisions include: (i) a lump sum cash payment of two and one half times base annual compensation for Mr. Bradley;  two times base annual compensation for Ms. Schneeberger, Mr. Yazombek, and Mr. Wesel; and one times base annual compensation for Mr. Holdren in each case payable within 30 days following the named executive officer’s termination date; (ii) continuing participation in life, medical, and dental insurance for 12 months substantially in the form and expense to the named executive officer as that received on the date of termination; (iii) the named executive officer agreeing not to disclose to others any confidential information; and (iv) the named executive officer entering into a non-compete agreement for 12 months immediately following the date of termination.  In the case of Mr. Bradley, the duration of the non-compete agreement and continuing participation in life, medical and dental insurance is 15 months immediately following the date of termination.  In the case of Mr. Holdren, the duration of the non-compete agreement and continuing participation in life, medical and dental insurance is six months immediately following the date of termination.  The non-compete agreement prohibits the executive officer from directly or indirectly engaging in any business in which Peoples directly or indirectly engages within Peoples’ geographic market.

The following table summarizes payments which would have been made to the named executive officers if a termination event occurred on December 31, 2007.  Actual amounts to be paid out can only be determined at the time of a named executive officer’s separation from Peoples.

Compensation & Benefits Payable Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	CIC Involuntary or Good Reason Termination	Death or Disability
		(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mark F. Bradley
2.5 times Base Annual Compensation	-	-	-	-	-	$488,154	-
Welfare (2)	-	-	-	-	-	$15,211	-
Deferrals under Incentive Award Plan	-	-	$33,958	-	-	$33,958	$33,958
Intrinsic Value of Unvested Stock Options & SARs (4)	-	-	$0	-	-	$0	$0
Value of Unvested Restricted Shares	-	-	$12,121	-	-	$12,121	$12,121
Total:	$0	$0	$46,079	$0	$0	$549,444	$46,079

Donald J. Landers (3)

Carol A. Schneeberger
2 times Base Annual Compensation	-	-	-	-	-	$397,065	-
Welfare (2)	-	-	-	-	-	$2,062	-
Deferrals under Incentive Award Plan	-	$21,974	$21,974	-	-	$21,974	$21,974
Intrinsic Value of Unvested Stock Options & SARs (4)	-	$0	$0	-	-	$0	$0
Value of Unvested Restricted Shares	-	$6,671	$6,671	-	-	$6,671	$6,671
Total:	$0	$28,645	$28,645	$0	$0	$427,772	$28,645

Joseph S. Yazombek (5)
2 times Base Annual Compensation	-	-	-	-	-	$365,304	-
Welfare (2)	-	-	-	-	-	$945	-
Deferrals under Incentive Award Plan	-	$30,792	$30,792	-	-	$30,792	$30,792
Intrinsic Value of Unvested Stock Options & SARs (4)	-	$0	$0	-	-	$0	$0
Value of Unvested Restricted Shares	-	$10,255	$10,255	-	-	$10,255	$10,255
Total:	$0	$41,046	$41,046	$0	$0	$407,295	$41,046

Larry E. Holdren (6)
1 time Base Annual Compensation	-	-	-	-	-	$211,561	-
Welfare (2)	-	-	-	-	-	$11,093	-
Deferrals under Incentive Award Plan	-	$17,408	$17,408	-	-	$17,408	$17,408
Intrinsic Value of Unvested Stock Options & SARs (4)	-	$0	$0	-	-	$0	$0
Value of Unvested Restricted Shares	-	$5,451	$5,451	-	-	$5,451	$5,451
Total:	$0	$22,858	$22,858	$0	$0	$245,512	$22,858

David T. Wesel
2 times Base Annual Compensation	-	-	-	-	-	$214,965	-
Welfare (2)	-	-	-	-	-	$11,677	-
Deferrals under Incentive Award Plan	-	-	$9,900	-	-	$9,900	$9,900
Intrinsic Value of Unvested Stock Options & SARs (4)	-		$0			$0	$0
Value of Unvested Restricted Shares	-	-	$9,259	-	-	$9,259	$9,259
Total:	$0	$0	$19,159	$0	$0	$245,801	$19,159

(1)
Messrs. Yazombek and Holdren, and Ms. Schneeberger were eligible to receive the unvested mandatory deferral balance of cash incentives earned under the Incentive Award Plan, to exercise all unvested stock options and SARs to be settled in common shares, and to have the restrictions on their restricted shares lapse, if they elected to retire as of December 31, 2007, as they had reached retirement eligibility (50 years of age or older and at least 10 years of service with Peoples as of December 31, 2007).  Vesting of the mandatory deferral balance of cash incentives earned under the Incentive Award Plan and unvested stock options, SARs, and restricted shares accelerate upon retirement.

(2)
Under the terms of the change in control agreements, the named executive officer continues to participate in life, medical, and dental insurance during the term of his or her non-compete agreement with the same benefit level available prior to termination.  The named executive officers will not participate in Peoples’ disability plan after termination.

(3)
Mr. Landers resigned as Chief Financial Officer and Treasurer on April 9, 2007 and entered into a Resignation and Severance Agreement, under which Mr. Landers received the following severance benefits: (i) severance pay equal to $88,751.28, representing six months of his base salary in effect immediately prior to April 9, 2007, in one lump-sum (less applicable withholdings and taxes); and (ii) Peoples paid Mr. Landers’ COBRA healthcare and dental premiums for coverage through April 30, 2008.

(4)
Stock options and SARs to be settled in common shares which were not vested as of December 31, 2007, had no intrinsic value because the grant price of these awards was greater than the closing price of Peoples’ common shares as reported on the NASDAQ Global Select Market on December 31, 2007.

(5)
Peoples entered into a change in control agreement with Mr. Yazombek on February 20, 2008.  For purposes of the information included in this table, the change in control agreement is treated as though it had been in effect on December 31, 2007.

(6)
On February 14, 2008, the terms of Mr. Holdren’s change in control agreement were amended from (i) a lump sum cash payment equal to two times his base annual compensation to a lump sum payment equal to his base annual compensation, (ii) a non-compete period of 12 months to a period of six months, and (iii) participation in life, medical, and dental insurance for a period of 12 months to a period of six months.  For purposes of the information included in this table, the amended change in control agreement is treated as though it had been in effect on December 31, 2007.

DIRECTOR COMPENSATION

Peoples uses a combination of cash and equity-based compensation to attract and retain qualified directors to serve on the Board of Directors.  Director compensation elements are designed to:

•	Ensure alignment with long-term shareholder interests;

•	Ensure Peoples can attract and retain outstanding director candidates;

•	Recognize the substantial time commitments necessary to oversee the affairs of Peoples; and

•	Support the independence of thought and action expected of directors.

Cash Compensation Paid to Board Members

In determining the overall competitiveness of director compensation, the Compensation Committee reviewed director compensation data from the Peer Group described in the “COMPENSATION DISCUSSION AND ANALYSIS.”

The cash compensation paid to Board members did not change in 2007.  Peoples’ directors, other than Mark F. Bradley, receive a quarterly cash fee for their services.  Effective May 1, 2006, the amount of this quarterly fee was increased from $1,000 to $1,500 per quarter.  In addition, directors, other than Mark F. Bradley, are compensated for each meeting of the Board of Directors attended.  Effective May 1, 2006, this fee was increased from $1,000 to $1,250 per Board meeting attended.  The fees were increased to bring them in line with the Peer Group average and the Compensation Committee believes are necessary to maintain the caliber of directors necessary to promote long-term shareholder value.

Directors are also compensated for each committee meeting they attend.  Members of the Executive Committee and the Governance and Nominating Committee received during 2007 and continue to receive $100 for each committee meeting attended lasting less than 30 minutes and $200 for each committee meeting attended of 30 minutes or more.  Directors were paid during 2007 and continue to be paid $500 per meeting for attending Compensation Committee meetings of 30 minutes or longer while the fee for attending meetings of less than 30 minutes is $100 per meeting.  The fee for attending Audit Committee meetings of 30 minutes or longer was in 2007 and remains $500 per meeting and $100 per meeting attended if the meeting lasts less than 30 minutes.

The Chairman of the Compensation Committee receives an additional cash fee of $750 per quarter.  The fee is competitive with the Peer Group average and remained unchanged.  Likewise, the Chairman of the Audit Committee receives an additional cash fee of $1,250 per quarter that is competitively in line with the Peer Group average.  The Compensation Committee believes that the additional quarterly fees are appropriate and commensurate with the overall level of responsibility and accountability of each Chairman.  Likewise, the fees are necessary to attract and retain Committee Chairmen with the talents and skills the Compensation Committee believes necessary to promote shareholder value.

Each director of Peoples, other than Mark F. Bradley, who also serves as a director of Peoples Bank receives $600 per quarter and $500 for each regular bi-monthly meeting attended.  Additionally, each director of Peoples who also serves as a Peoples Bank committee member receives $100 for each committee meeting attended of less than 30 minutes and $200 for each committee meeting attended of 30 minutes or more.

Mark F. Bradley received no compensation as a director of Peoples or Peoples Bank during 2007 and continues to receive none in this capacity.

Thomas J. Wolf also received and continues to receive $150 for each meeting of the Peoples Bank Kentucky/ Huntington Leadership Advisory Board he attends, in addition to the previously mentioned fees for his service to Peoples.

Directors who travel a distance of 50 miles or more to attend a Board or committee meeting of Peoples or Peoples Bank receive a $50 travel fee.  A single travel fee of $50 is paid for multiple meetings occurring on the same day.  Directors who stay overnight to attend a meeting are reimbursed for the actual cost of their overnight accommodations.  Peoples believes these fees are reasonable and partially offset travel expenses incurred by some of the directors living outside the Marietta, Ohio area, where Board of Directors and committee meetings are typically held.

In years prior to 2005, Mark F. Bradley was paid a fee as an employee director.  Mark F. Bradley elected to defer the fees paid to him under the Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries (the “Deferred Compensation Plan for Directors”) to be invested in common shares of Peoples.  Under the Deferred Compensation Plan for Directors, dividends are credited on common shares allocated.  The dividends are converted into a Peoples’ common share equivalent based on the fair market value of a common share on a fixed quarterly cycle.

Equity-based Compensation

The full Board of Directors approves all equity-based awards made to non-employee directors of Peoples while the Compensation Committee approves all equity-based awards made to non-employee directors of Peoples’ subsidiaries.  The grant date for equity-based awards made to non-employee directors of Peoples is the date of the approval by the Board, the date of election or appointment, or after the third business day following the date on which all material information has been publicly disclosed, whichever is later.  The grant date for the equity-based awards made to the non-employee directors of  Peoples Bank (only, and not also of Peoples) is the date of the approval by the Compensation Committee, the date of election or appointment, or after the third business day following the date on which all material information has been publicly disclosed, whichever is later.  The grant price is the closing price on the grant date of Peoples’ common shares on The NASDAQ Global Select Market.

On February 8, 2007, the Board of Directors of Peoples approved the grant of 300 restricted shares to each of the non-employee directors, if still a director, on February 13, 2007.  The non-employee directors who received the restricted share grant were: Carl L. Baker, Jr.; George W. Broughton; Frank L. Christy; Wilford D. Dimit; Richard Ferguson; David L. Mead; Robert W. Price; Theodore P. Sauber; Paul T. Theisen; Joseph H. Wesel; and Thomas J. Wolf.  On the same day, the Board of Directors of Peoples also granted 150 restricted shares of Peoples to those non-employee directors of Peoples Bank who were not also directors of Peoples.  The restrictions on the restricted shares lapse after a period of six months (i.e., on August 13, 2007).

The following summarizes the effect of various termination of service events on the restricted shares granted to the non-employee directors:

•
Termination of service as a director of Peoples due to death, disability, or retirement:  The restrictions on the restricted shares will lapse and the restricted shares will become fully vested on the termination date.

•	Termination of service as a director of Peoples for cause or any reason other than retirement, death or disability: Any non-vested restricted shares will be forfeited on the termination date.

Deferred Compensation Plan for Directors

Since 1991, Peoples has maintained the Deferred Compensation Plan for Directors.  Voluntary participation in the Deferred Compensation Plan for Directors allows a non-employee director of Peoples, or one of its subsidiaries, to defer all or part of his or her director’s fees, including the federal income tax thereon.  Since January 2, 1998, directors have been permitted to allocate their deferrals between a cash account (earning interest equal to Peoples Bank’s three-year CD interest rate) and a stock account (under which common shares of Peoples are allocatedat fair market value on a fixed quarterly cycle based on (1) the amount deferred and (2) subsequent cash dividends on the common shares previously credited to the account).  The only right a participant in the Deferred Compensation Plan for Directors has with respect to his or her cash account and/or stock account is to receive distributions upon retirement as a director.  Distribution of the deferred amounts is made in a lump sum or annual installments, at the election of the director, beginning in the first year in which the person is no longer a director.  The stock account is distributed only in common shares of Peoples and the cash account is distributed only in cash.

All Other Compensation

The non-employee directors are also eligible to participate in selected employee benefit programs maintained by Peoples.  These include medical and dental insurance plans and Group Term Life Insurance.  The non-employee directors pay the same premiums for the medical and dental insurance as do employees who participate in such plans.  During 2007, Mr. Theisen participated in the medical and dental insurance plans.  The non-employee directors automatically receive a group term life insurance benefit, the premiums for which are paid by Peoples.  The maximum benefit is $50,000 for directors age 65 or younger.  The maximum benefit decreases by a percentage for each year beyond age 65 until it reaches a maximum payout of $5,000.

DIRECTOR COMPENSATION FOR 2007

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	(2)	(3)	(4)		(5)	(6)
	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Carl L. Baker, Jr.	$29,450	$8,775	-	-	$224	$192	$38,641
Mark F. Bradley (1)	-	-	-	-	$1,270	-	$1,270
George W. Broughton	$48,750	$8,775	-	-	$1,110	$192	$58,827
Frank L. Christy	$27,850	$8,775	-	-	-	$192	$36,817
Wilford D. Dimit	$37,250	$8,775	-	-	$18,002	$116	$64,143
Richard Ferguson	$29,350	$8,775	-	-	$1,778	$192	$40,095
David L. Mead	$42,550	$8,775	-	-	$521	$192	$52,038
Robert W. Price	$25,900	$8,775	-	-	$3,465	$192	$38,332
Theodore P. Sauber	$37,500	$8,775	-	-	-	$116	$46,391
Paul T. Theisen	$42,050	$8,775	-	-	$5,023	$15,806	$71,654
Joseph H. Wesel	$39,050	$8,775	-	-	$6,855	$104	$54,784
Thomas J. Wolf	$23,100	$8,775	-	-	-	$192	$32,067

(1)	Mark F. Bradley, an executive officer and member of the Board of Directors of both Peoples and Peoples Bank, receives no director compensation.

(2)
Amounts in column (b) represent the aggregate quarterly and meeting fees (including travel fees paid or payable to each director).  Included in these amounts are voluntary elective deferrals of fees pursuant to the Deferred Compensation Plan for Directors.  Deferrals of these fees for 2007 were: (a) Wilford D. Dimit -$37,250; (b) Richard Ferguson -$29,350; (c) David L. Mead - $21,275; and (d) Robert W. Price -$25,900.  All other amounts representing quarterly and meeting fees for 2007 were paid in cash.

(3)
The amounts in column (c) reflect the dollar amount recognized for financial statement reporting purposes for 2007, in accordance with FAS 123(R) of awards of restricted shares pursuant to Peoples’ 2006 Equity Plan.  These amounts exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC rules.  The amounts shown in column (c) also represent the grant date fair value of the restricted share awards calculated in accordance with FAS 123(R).  Assumptions used in the calculation of these amounts are included in the “Notes To The Consolidated Financial Statements, Note 16, Stock-Based Compensation on pages 76 through 79 of Peoples’ Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2007.”  All non-employee directors were awarded 300 restricted shares on February 13, 2007, and the restrictions of the restricted shares lapsed on August 13, 2007.  None of the non-employee directors held restricted shares which were still subject to transfer restrictions as of December 31, 2007.

(4)
The aggregate number of common shares underlying non-qualified stock options outstanding at December 31,  2007 for each non-employee director were: (a) Carl L. Baker, Jr. – 7,984; (b) George W. Broughton – 4,665; (c) Frank L. Christy – 7,298; (d) Wilford D. Dimit –10,116; (e) Richard Ferguson – 2,355; (f) David L. Mead – 600; (g) Robert W. Price – 5,820; (h) Theodore P. Sauber – 2,355; (i) Paul T. Theisen – 9,280; (j) Joseph H. Wesel – 7,550; and (k) Thomas J. Wolf – 3,510. All of these outstanding options were vested at December 31, 2007 and had been vested prior to January 1, 2007.

(5)
The amounts in column (f) represent 2007 earnings on each of the director’s deferred fees.  For 2007 Mark F. Bradley’s earnings represents dividends credited on the cumulative amount of director’s fees deferred in prior years under the terms of the Deferred Compensation Plan for Directors.  Mark F. Bradley has not been paid a fee for his services as a director of Peoples and Peoples Bank since December 31, 2004.

(6)
The amounts in column (g) represent $66 in dividends paid on 300 restricted shares awarded on February 13, 2007 and vested on August 13, 2007, and the amount of Peoples’ 2007 annual contribution of premiums for group term life insurance for all directors except Paul T. Theisen, who also participated in Peoples’ medical and dental insurance plan.  Paul T. Theisen’s group term life insurance premium was $38 and his medical and dental premium was $15,702.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of Carl L. Baker, Jr., George W. Broughton, Frank L. Christy, David L. Mead, Robert W. Price, and Paul T. Theisen served as a member of the Compensation Committee of Peoples’ Board of Directors for the entire 2007 fiscal year and continues to serve as a member.  None of the individuals serving on the Compensation Committee has been an officer or employee of Peoples or any of its subsidiaries.  During the 2007 fiscal year, Peoples Bank entered into lending relationships with certain members of the Compensation Committee, with members of their respective families and with corporations and organizations as to which they serve as executive officers or beneficially own more than 10% of the equity securities.  All such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Peoples or Peoples Bank, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features to Peoples or Peoples Bank.  During the 2007 fiscal year, no executive officer of Peoples has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on Peoples’ Board of Directors or Compensation Committee.

While Paul T. Theisen is Of Counsel to, and an independent contractor with, the law firm of TheisenBrock, Mr. Theisen has not been a partner, controlling shareholder or executive officer or otherwise been related to or held any interest in TheisenBrock, other than as Of Counsel and an independent contractor (and has not individually performed legal services for Peoples or any of its subsidiaries), since 1998.  TheisenBrock performed legal services for Peoples and its subsidiaries during the 2007 fiscal year.

AUDIT COMMITTEE REPORT
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007

Management has represented to the Audit Committee that Peoples’ audited consolidated financial statements as of and for the fiscal year ended December 31, 2007, were prepared in accordance with US GAAP and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management.

In addition, the Audit Committee discussed and reviewed with Ernst & Young LLP (“E&Y”), Peoples’ independent registered public accounting firm, all communications and other matters required to be discussed by the standards of the Public Company Accounting Oversight Board (United States), including those described in the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and by SEC rules, as well as significant current accounting developments and issues.  The Audit Committee has also reviewed and discussed the audited consolidated financial statements with E&Y.

The Audit Committee has received from E&Y the written disclosures and a letter describing all relationships between E&Y and Peoples and its subsidiaries that might bear on E&Y’s independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T.  The Audit Committee has discussed with E&Y any relationships with or services to Peoples or its subsidiaries that may impact E&Y’s independence and objectivity, including the non-audit services rendered by E&Y, and has satisfied itself as to E&Y’s independence.

Based on the Audit Committee’s discussions with management and E&Y, and the Audit Committee’s review of the report of E&Y to the Audit Committee, the Audit Committee recommended to the Board of Directors that Peoples’ audited consolidated financial statements be included in Peoples’ Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2007 for filing with the SEC.

Submitted by the Audit Committee of Peoples’ Board of Directors:
Richard Ferguson, Chairman; Carl L. Baker, Jr.; George W. Broughton; Theodore P. Sauber; and Thomas J. Wolf.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 27, 2008, the Audit Committee appointed E&Y as Peoples’ independent registered public accounting firm for the 2008 fiscal year.  E&Y has served as Peoples’ independent auditors/independent registered public accounting firmsince 1995.  The Board of Directors expects that representatives of E&Y will be present at the Annual Meeting.  They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees

Fees for services rendered by E&Y for each of the 2007 fiscal year and the 2006 fiscal year were:

	2007	2006
Audit Fees (1)	$558,134	$615,494
Audit-Related Fees (2)	17,650	23,551
Tax Fees (3)	117,210	61,883
Total	$692,994	$700,928
____________________
(1)
Audit Fees pertain to professional services rendered in connection with the audit of Peoples’ annual financial statements and review of financial statements included in Peoples’ Quarterly Reports on Form 10-Q, as well as internal control testing for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees pertain to services rendered in connection with statutory audits and accounting consultation.
(3)	Tax Fees pertain to services rendered for tax planning and advice, tax compliance, and assistance with tax audits and appeals.

E&Y did not render any other services during the 2007 fiscal year or the 2006 fiscal year.  All of the services described under “Audit-Related Fees” or “Tax Fees” above were pre-approved by the Audit Committee.

Pre-Approval Policy

The Audit Committee has adopted, and the Board of Directors has ratified, an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”), which sets forth the procedures and conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved.  Proposed services may either be pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”), or require the specific pre-approval of the Audit Committee (“specific pre-approval”).  Appendices to the Pre-Approval Policy describe the Audit, Audit-Related, Tax and All Other services that have the general pre-approval of the Audit Committee.  The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee states otherwise.  The Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. The Audit Committee will add to or subtract from the list of general pre-approved services from time to time, based on subsequent determinations.

The Pre-Approval Policy does not delegate to management the Audit Committee’s responsibilities to pre-approve services performed by the independent registered public accounting firm.  The Audit Committee, however, may delegate pre-approval authority to one or more of its members.  The member(s) to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All requests or applications for services to be provided by the independent registered public accounting firm will be submitted to the Chief Financial Officer of Peoples, and must include a detailed description of the services to be rendered.  The Chief Financial Officer will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee.  The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm.  Services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.  Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee.

The Audit Committee has designated the Auditor of Peoples, as head of the Internal Audit Department (the “Auditor”), to monitor the performance of all services provided by the independent registered public accounting firm and to determine whether such services are in compliance with the Pre-Approval Policy.  The Auditor reports to the Audit Committee on a periodic basis as to the results of this monitoring.  Both the Auditor and management are to immediately report to the Chairman of the Audit Committee any breach of the Pre-Approval Policy that comes to the attention of the Auditor or any member of management.

The Audit Committee also reviews the Auditor’s annual internal audit plan to determine whether the plan provides for adequate monitoring of the independent registered public accounting firm’s services.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has implemented rules regarding the delivery of proxy materials to households.  This method of delivery, often referred to as “householding,” would permit Peoples to send a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, to any household at which two or more different shareholders reside if Peoples reasonably believes such shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts.  In each case, the shareholder(s) must consent to the householding process, and may at any time request that Peoples promptly deliver to such shareholder(s) a separate copy of the proxy materials subject to householding.  Each shareholder would continue to receive a separate notice of meeting of shareholders and proxy card.  The householding procedure is intended to reduce the volume of duplicate information shareholders receive and reduce Peoples’ expenses.  Peoples does not currently practice householding, but may institute householding in the future and will notify registered shareholders affected by householding at that time.

Many broker/dealers, financial institutions and other holders of record have instituted householding.  If your family has one or more “street name” accounts under which you beneficially own common shares of Peoples, you may have received householding information from your broker/dealer, financial institution or other record holder in the past.  Please contact the record holder directly if you have questions, require additional copies of this proxy statement or Peoples’ 2007 Annual Report or if you wish to revoke your decision to household and thereby receive multiple copies of proxy materials.  You should also contact the record holder if you wish to institute householding.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no matter that willbe presented for action by the shareholders at the Annual Meeting other than those mattersdiscussed in this proxy statement.  However, if any other matter requiring a vote of the shareholders is properly presented at the Annual Meeting or any adjournment thereof, the individuals acting under the proxies solicited by the Board of Directors will vote and act according to their best judgment in light of the conditions then prevailing, to the extent permitted under applicable law.

It is important that your proxy cardbe completed, signed and returned promptly.  If youdo not expect to attend the Annual Meeting in person, pleasecomplete, sign and return the accompanying proxy card in the self-addressed envelope furnished herewith.

                            By Order of the Board of Directors,

                                                         Mark F. Bradley
                                                            President and Chief Executive Officer

Peoples Bancorp (w/logo) ® is a federally registered service mark of Peoples Bancorp Inc.

PEOPLES BANCORP INC.
ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 10, 2008
10:00 a.m. Eastern Daylight Savings Time

Holiday Inn
701 Pike Street
Marietta, Ohio 45750

Peoples Bancorp Inc.
P.O. Box 738
Marietta, Ohio 45750

                                                                                                                                                                                                                   proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held on April 10, 2008.

The common shares of Peoples Bancorp Inc. (“Peoples”) as to which you have voting authority, including those held on your behalf in a trust account, under Peoples’ Dividend Reinvestment Plan or under Peoples’ Retirement Savings Plan, will be voted as you specify on the reverse side of this proxy card.

If no choice is specified, the common shares of Peoples represented by this proxy card will be voted “FOR” the election of the director nominees listed in Item 1.

By signing this proxy card, you revoke all prior proxies to vote the common shares of Peoples you are entitled to vote at the Annual Meeting of Shareholders and appoint Mark F. Bradley and Joseph H. Wesel, and each of them with full power of substitution, as your proxies to attend the Annual Meeting of Shareholders and vote your common shares of Peoples on the matter shown on the reverse side and in their discretion, to the extent permitted by applicable law, on any other matters (none known at the time of solicitation of this proxy) which may properly come before the Annual Meeting of Shareholders and all adjournments thereof.

Peoples Bancorp (w/logo)® is a federally registered service mark of Peoples Bancorp Inc.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR All Director Nominees Listed in Item 1.

1. Election of directors for a three-year term expiring in 2011:	01 Mark F. Bradley 02 Frank L. Christy	03 Theodore P. Sauber 04 Joseph H. Wesel	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any individual nominee(s), write the number(s) of the nominee(s) in the box provided to the right.)

THE COMMON SHARES REPRESENTED BY THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN ITEM 1. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT THEREOF OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE COMMON SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE INDIVIDUALS DESIGNATED TO VOTE THIS PROXY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

Address Change? Mark Box ☐ and indicate changes below:

                                                                                                                                                      Date

                  Signature(s) in Box

                  Please sign exactly as your name(s) appears on the proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, executors, guardians, attorneys, agents, etc., must include title and authority. Corporations must provide full name of corporation and title of authorized officer signing the proxy card.